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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CUMMINS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CUMMINS INC.
500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Cummins Inc. will be held at the Company's Columbus Engine Plant located at 500 Central Avenue, Columbus, Indiana, on Tuesday, May 13, 2008, at 11:00 a.m. Eastern Daylight Savings Time, for the following purposes:

  1.
  to elect nine directors of the Company for the ensuing year;

  2.
  to ratify the appointment of PricewaterhouseCoopers LLP as auditors for the year 2008;

  3.
  to consider and amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock following a January 2, 2008 two-for-one stock split;

  4.
  to consider and act upon a shareholder proposal that the Company amend its policies and supplier contracts based upon standards of the International Labor Organization, and related matters;

  5.
  to transact any other business that may properly come before the meeting or any adjournment thereof.

        Only shareholders of Common Stock of the Company of record at the close of business on March 24, 2008 are entitled to notice of and to vote at the meeting.

        Shareholders of Common Stock who do not expect to be present in person at the meeting are urged to vote their shares by telephone, via the Internet, or by completing, signing and dating the enclosed proxy and returning it promptly in the envelope provided.

        The proxy may be revoked by the shareholder giving it at any time before the voting. Except with respect to shares attributable to accounts held in the Cummins Inc. and Affiliates Retirement and Savings Plans, any shareholders entitled to vote at the meeting who attend the meeting will be entitled to cast their votes in person.

MARYA M. ROSE, Secretary
April 3, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD
ON MAY 13, 2008: the Annual Report and Proxy Statement
are available at www.ematerials.com/cmi

CUMMINS INC.
500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005
PROXY STATEMENT

        This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Cummins Inc. (the "Company" or "Cummins") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 13, 2008, and at any adjournment thereof (the "Annual Meeting"). This proxy statement, together with the enclosed proxy, is first being mailed to the shareholders of the Company on or about April 4, 2008.

        Holders of the Company's Common Stock of record at the close of business on March 24, 2008 are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 203,215,953 shares of Common Stock, each of which is entitled to one vote.

        Each share of Common Stock represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the instructions indicated on that proxy, unless such proxy has been previously revoked. If no instructions are indicated on a signed proxy, the shares represented by such proxy will be voted as recommended by the Board of Directors.

        A shareholder may revoke the proxy at any time before it is voted by delivering to the Secretary of the Company written notice of such revocation. This notice must include the number of shares for which the proxy had been given and the name of the shareholder of such shares as it appears on the stock certificate(s), or in book entry form on the records of the Company's stock transfer agent and registrar, Wells Fargo Shareowner Services, evidencing ownership of such shares. In addition, except with respect to shares attributable to accounts held in the Cummins Inc. and Affiliates Retirement and Savings Plans, any shareholder who has executed a proxy but is present at the Annual Meeting will be entitled to cast his vote in person instead of by proxy, thereby canceling the previously executed proxy.

PRINCIPAL SECURITY OWNERSHIP

        The following table identifies those shareholders known to the Company to be the beneficial owners of more than five percent of the Common Stock of the Company and shows as to each such shareholder as of December 31, 2007, on an adjusted basis reflecting a subsequent two-for-one split on January 2, 2008, (i) the number of shares beneficially owned by such shareholder(s) and the nature of such beneficial ownership and (ii) the percentage of the entire class of Common Stock so beneficially owned:

	Amount & Nature of Beneficial Ownership		Percent of Class
State Street Bank and Trust Company One Lincoln Street Boston, MA 02111	21,059,718	(1)	10.36%
FMR LLC. 82 Devonshire Street Boston, MA 02109	17,823,056	(2)	8.77%

(1)
The source of this information is a Schedule 13G dated February 12, 2008 disclosing beneficial ownership by State Street Bank and Trust Company. State Street discloses in its 13G that it has shared investment power for all of the shares, shared voting power for 11,599,954 shares, and sole voting power for 9,459,764 shares. State Street is the Trustee of certain employee benefit plans sponsored by the Company which are subject to ERISA. Shares of Common Stock are held in trust for the benefit of employees in the plans. As of December 31, 2007, the Trustee held 11,599,954 shares of Common Stock on behalf of the plans, some of which had not been allocated to plan participants. The plan Trustee votes unallocated shares and shares allocated to participants' accounts as directed by participants. Shares of Common Stock held by the Trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the plan Trustee in the same proportions as shares for which directions are received (subject to the Trustee's responsibilities under Section 404 of ERISA).

(2)
The source of this information is a Schedule 13G dated February 13, 2008 disclosing beneficial ownership by FMR LLC and its related companies. FMR and its related companies state in the 13G that they have sole investment power for all of the shares and sole voting power for 4,238,866 shares.

ELECTION OF DIRECTORS
(Items 1 through 9 on the Proxy Card)

        Nine directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The accompanying proxy will be voted in favor of the nominees named below to serve as directors unless the shareholder indicates to the contrary on the proxy. All of the nominees are current directors.

        Nominee Robert K. Herdman was elected by the Board of Directors on February 12, 2008 upon recommendation of its Governance and Nominating Committee to serve as a director until the Annual Meeting. Mr. Herdman was recommended by the Committee and elected by the Board following a review of his qualifications under the standards of the Company's Corporate Governance Principles referenced on page 7 of this Proxy Statement and a review of his independence. The Corporate Governance Principles are available on the Company's website http://www.cummins.com and are otherwise available in print to any shareholder who requests them.

        Effective last year, the Company changed the method by which directors are elected by amending its By-Laws. The changed procedures apply to an uncontested election, which is one in which the number of nominees does not exceed the number of directors to be elected. In an uncontested election, any nominee who does not receive a majority of the share votes cast shall promptly offer his or her resignation to the Board following certification of the shareholder vote. A vote of the majority of share votes cast means that the number of shares voted "for" exceeds the number of votes "against" that director. Under the amended By-Laws, abstentions and broker non-votes are not counted as a vote "for" or "against" a director. The Governance and Nominating Committee of the Board of Directors will promptly consider the resignation offer and make a recommendation to the Board. The Board will act on the Governance and Nominating Committee's recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the director's resignation offer. The director who tenders his or her resignation pursuant to this provision will not participate in the Governance and Nominating Committee's recommendation or Board decision whether to accept his or her resignation offer.

        The Board of Directors expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors, unless the Board of Directors decides to reduce the number of directors.

        The names of the nominees for directors, together with certain information regarding them, are set forth in the following table. Biographical sketches of these nominees, which include their business experience during the past five years and directorships of other corporations, are provided on pages 45 through 47 of this Proxy Statement.

Name and Occupation	Age	First Year Elected a Director	Amount and Nature of Beneficial Ownership as of March 24, 2008 (1)		Percent of Class	Stock Units Held as of March 24, 2008 (2)	Total
Robert J. Darnall Retired Chairman and Chief Executive Officer of Inland Steel Industries, basic steel manufacturer, processor and distributor	70	1989	37,013		*	13,793	50,806
Robert K. Herdman Managing Director of Kalorama Partners LLC, independent consulting firm	59	2008	0		*	0	0
Alexis M. Herman Chairman and Chief Executive Officer of New Ventures, independent consulting firm	60	2001	22,769		*	0	22,769
F. Joseph Loughrey President and Chief Operating Officer of Cummins	58	2005	392,922		*	0	392,922
William I. Miller Chairman and Chief Executive Officer of Irwin Financial Corporation, financial services company	51	1989	85,174		*	3,436	88,610
Georgia R. Nelson President and Chief Executive Officer of PTI Resources, LLC, independent consulting firm	58	2004	12,213		*	0	12,213
Theodore M. Solso Chairman and Chief Executive Officer of Cummins	61	1994	642,863	(3)	*	0	642,863
Carl Ware Retired Executive Vice President, Public Affairs and Administration, The Coca-Cola Company	64	2004	10,220		*	0	10,220
J. Lawrence Wilson Retired Chairman and Chief Executive Officer, Rohm and Haas Company, specialty chemical manufacturing	72	1990	69,387		*	14,648	84,035

*
Less than 1%

(1)
Except as indicated, the voting and investment powers of the shares listed are held solely by the reported owner.

(2)
Compensatory stock units payable only in cash. The value of each unit is equal to the value of one share of the Company's Common Stock. See director retirement plan discussion beginning at the bottom of page 9.

(3)
Includes 329,144 shares that are held by Mr. Solso's spouse.

CORPORATE GOVERNANCE

        The Company has long believed that good corporate governance is important in ensuring that it is managed for the long-term benefit of its shareholders. It continuously reviews the Board's structure, policies and practices and compares them to those suggested by various authorities in corporate governance and to the practices of other public companies.

Independence

        The Board is composed of a majority of directors who qualify as independent directors ("Independent Directors") pursuant to the rules adopted by the Securities and Exchange Commission ("SEC") applicable to the corporate governance standards for companies listed on the New York Stock Exchange.

        In determining independence, each year the Board affirmatively determines whether directors have no "material relationship" with the Company. When assessing the "materiality" of a director's relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director's standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm's length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. Independence means (1) not being an employee of the Company within the past five years; (2) not personally receiving or having an immediate family member who receives more than $100,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation; (3) not being employed, or having an immediate family member employed as an executive officer of another company where any current executive officer of Cummins Inc. serves on that company's compensation committee; (4) not being employed by or affiliated with or having an immediate family member employed by or affiliated with a present or former internal or external auditor of the Company within the three previous years; and (5) not being a director who is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which exceeds the greater of $1 million, or 2% of the other company's consolidated gross revenues.

        In February 2008, the Secretary of the Company reviewed with the Governance and Nominating Committee directors responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management or otherwise known to the Secretary related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors. Following a discussion and applying the standards referenced above the Committee determined that all directors, except Mr. Solso, Chief Executive Officer and Mr. Loughrey, President and Chief Operating Officer of the Company, qualify as independent. The Committee recommended this conclusion to the Board and this conclusion was adopted by the full Board.

Board of Directors and Committees

        The Board of Directors held five (5) meetings during 2007. All of the directors attended 75% or more meetings of the Board and Committees on which they served. The non-employee members of the Board also met in executive session without management present as part of each regular meeting. J. Lawrence Wilson, the Company's Lead Director, presided over these sessions.

        Under the Company's Corporate Governance Principles, which are available on the Company's website <http://www.cummins.com> and are otherwise available in print to any shareholder who requests them, the Board of Directors has established seven standing committees. These Principles describe in detail how the Board must conduct its oversight responsibilities in representing and protecting the

Company's stakeholders. The functions performed by certain of these committees and the members of the Board of Directors currently serving on these committees are as follows:

        Audit Committee.    The members of the Audit Committee are R. J. Darnall (Chairman), A. M. Herman, G. R. Nelson, C. Ware and J. L. Wilson. All members are Independent Directors. The Board of Directors has determined that Mr. Darnall and Mr. Wilson are "audit committee financial experts" for purposes of the SEC's rules. The Audit Committee reviews the accounting and auditing principles and procedures of the Company. The Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. It also monitors the independence and performance of the external and internal auditors. The Audit Committee met seven (7) times in person or telephonically during 2007. The current Charter of the Audit Committee, as adopted by the Board of Directors, is available on the Company's website, and is otherwise available in print to any shareholder who requests it.

        Compensation Committee.    The members of the Compensation Committee are A. M. Herman (Chairman), R. J. Darnall, G. R. Nelson and J. L. Wilson. All members are Independent Directors. The Compensation Committee administers and determines eligibility for, and makes awards under, the Company's stock incentive plans. The Committee also reviews and evaluates the Company's executive compensation standards and practices, including salaries, bonus distributions, deferred compensation practices and participation in stock purchase plans. It annually establishes and approves the compensation of the Chief Executive Officer following a review of the CEO's performance, including input from all of the other Independent Directors as reported to it by the Governance and Nominating Committee.

        The Committee maintains a formal process to ensure the independence of the input received from executive compensation consultants with the following stipulations regarding any engagements the Committee enters into with executive compensation consultants.

The Committee:

  •
  Has final authority to hire or terminate the consultant;

  •
  May seek additional opinions from other consultants at any time;

  •
  Reviews and approves annually the consultant's scope of work, both for duties provided to the Committee and for duties provided to management;

  •
  Approves annually the consultant's fee structure for services rendered, and the Chairman of the Committee reviews and approves actual fees incurred quarterly;

  •
  Reviews annually:

  •
  Fees paid by the Company to the consultant for all services provided to the Company;

  •
  Structural safeguards to assure the independence of the consultant;

  •
  Conducts an annual formal review of the consultant's performance; and

  •
  Is responsible for determining whether, and under what circumstances, the consultant participates in Committee meetings and executive sessions.

        The Compensation Committee met five (5) times during 2007. The current Charter of the Compensation Committee, as adopted by the Board of Directors, is available on the Company's website and is also available in print to any shareholder who requests it.

        Governance and Nominating Committee.    The members of the Governance and Nominating Committee are J. L. Wilson (Chairman), R. J. Darnall, A. M. Herman, W. I. Miller, G. R. Nelson and C. Ware. All members are Independent Directors. The Governance and Nominating Committee reviews and makes recommendations to the Board with respect to membership, size, composition, procedures and organization of the Board of Directors. The Committee uses its network of contacts to identify potential director candidates, but may also engage, if it deems appropriate, a professional search firm. This Committee will also consider shareholders' recommendations of nominees for election to the Board of Directors. Shareholder recommendations, including biographical information as to the proposed candidate and a statement from the shareholder as to the qualifications and willingness of such person to serve on the Company's Board of Directors, must be submitted in writing to the Secretary of the Company in accordance with the procedures established in the Company's By-Laws. The Committee has not rejected a candidate recommended by any shareholder during the preceding year.

        As required by the Corporate Governance Principles, the Committee must recommend directors such that the Board is comprised of a majority of Independent Directors and possesses a variety of experience and background, including those who have substantial experience in the business community, those who have substantial experience outside the business community such as public, academic or scientific experience, and those who will represent the stakeholders as a whole rather than special interest groups or constituencies. In particular, as it considers possible directors the Committee will seek out candidates who represent the diverse perspectives of all people. Each director will be chosen without regard to gender, race, religion, national origin or sexual orientation. The Committee will consider potential directors who demonstrate the attributes of the Company's core values: integrity, corporate responsibility, diversity, global involvement, innovation and delivering superior results. Each candidate should have sufficient time available to devote to the affairs of the Company and be free of any conflict of interest that would violate any applicable law or regulation, or interfere with the proper performance of his or her responsibilities and should also possess substantial and significant experience that would be of particular importance to the Company in the performance of his or her duties as a director. The Committee does not intend to alter the manner in which it evaluates candidates, including the foregoing criteria, based on whether the candidate was recommended by a shareholder or not.

        Committee members annually review the performance of the Chief Executive Officer based upon performance against a work plan, considering both quantitative and qualitative measures. The Committee reports the results of such review to the Compensation Committee. The Committee also monitors meeting attendance of Board members.

        The Governance and Nominating Committee met five (5) times during 2007. The current By-Laws and Charter of the Governance and Nominating Committee, as adopted by the Board of Directors, are available on the Company's website. A copy of the charter of the Governance and Nominating Committee is also available in print to any shareholder who requests it. The Company also maintains a Code of Business Conduct which is available on its website and is also available in print to any shareholder who requests it.

        Executive Committee.    The members of the Executive Committee are T. M. Solso (Chairman), W. I. Miller and J. L. Wilson. The Executive Committee is authorized to exercise the powers of the Board of Directors in the management and direction of the business and affairs of the Company during the intervals between meetings of the Board of Directors. It also acts upon matters specifically delegated to it by the full Board of Directors. The Executive Committee did not meet during 2007.

        Other Committees.    In addition to the Committees described above, the Board of Directors has established the following committees: Finance Committee (W. I. Miller (Chairman), R. J. Darnall, J. M. Deutch, C. Ware and J. L. Wilson); Proxy Committee (W. I Miller (Chairman) and R. J Darnall); and Technology and Environment Committee (J. M. Deutch (Chairman), A. M. Herman, W. I. Miller, G. R. Nelson and C. Ware). The current Charters of the Finance and Technology and Environment Committees, as adopted by the Board of Directors, are also available on the Company's website.

        Communication with the Board of Directors.    Shareholders and other interested parties may communicate with the Board of Directors, including the Lead Director and other non-management directors, by sending written communication to the directors c/o the Company's Secretary, 500 Jackson Street, Mail Code 60903, Columbus, Indiana 47201. All such communications will be reviewed by the Secretary or her designee to determine which communications will be forwarded to the directors. All communications will be forwarded except those that are related to Company products and services, are solicitations or otherwise relate to improper or irrelevant topics as determined in the sole discretion of the Secretary or her designate.

        The Secretary shall maintain and provide copies of all such communications, received and determined to be forwarded, to the Governance and Nominating Committee in advance of each of its meetings and report to the Committee on the number and nature of communications that were not determined to be forwarded.

        The Company has a practice of requiring all directors standing for election at an Annual Meeting of Shareholders to attend such meeting. All directors standing for election at the 2007 Annual Meeting of Shareholders were present.

        The table on the following page sets forth information regarding the directors' compensation during the Company's last completed fiscal year.

DIRECTOR COMPENSATION

	(1)	(2)			(3)	(4)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non Qualified Deferred Compensation Earnings	All Other Compensation	Total
R. J. Darnall	$88,000	$75,000	$0	$0	$0	$0	$163,000
J. M. Deutch	$80,000	$75,000	$0	$0	$0	$111,140	$266,140
A. M. Herman	$85,500	$75,000	$0	$0	$11,014	$0	$171,514
W. I. Miller	$81,000	$75,000	$0	$0	$28,466	$0	$184,466
G. R. Nelson	$77,000	$75,000	$0	$0	$3,718	$0	$155,718
C. Ware	$77,000	$75,000	$0	$0	$2,382	$0	$154,382
J. L. Wilson	$89,500	$75,000	$0	$0	$31,659	$0	$196,159

        Each director who was not an officer of the Company was paid a $150,000 annual fee, $75,000 of which was paid in cash and $75,000 of which was paid in the form of restricted Common Stock. The Stock Awards cannot be sold for three years. The Chairmen of the Finance Committee, the Governance and Nominating Committee and the Technology and Environment Committee receive an additional annual fee of $5,000. The Audit Committee Chairman receives an additional $10,000 annual fee and the Compensation Committee Chairman receives an additional $7,500 annual fee. The Lead Director receives an additional annual fee of $7,500. Committee members also receive $1,000 for attending a Committee meeting (other than a meeting of the Executive Committee) that is not held in connection with a regular or special meeting of the Board of Directors.

        As part of the Company's overall support of charitable and educational institutions the Company has established the Cummins Inc. Charitable Bequest Program in which directors first elected prior to 2004 are eligible to participate. Following the death of a director, the Company will donate ten equal annual installments of $100,000 to one or more qualifying institutions designated by such director. The Company has purchased life insurance policies on each participating director, the proceeds of which fund donations under the program. Directors will not receive any financial benefit from the program since all charitable deductions accrue to the Company.

        The Company has a Deferred Compensation Plan for Non-Employee Directors, pursuant to which directors may elect to defer receipt of all or any portion of their compensation while they serve as a director of the Company. Upon ceasing to be a director the deferred compensation, plus accrued interest, is paid to the director or the director's beneficiary in a lump sum or in annual installments, not to exceed fifteen, as specified by the director. Upon a change in control of the Company, such deferred compensation and interest is paid in cash to the director in one lump sum. Accounts are credited with earnings based on each participant's selection among three alternatives: Standard & Poor's 500 Index, Lehman Bond Index or 10 Year Treasury Bill + 4%. The latter option was revised to be 10-Year Treasury Bill + 2% effective January 1, 2006.

        Each non-employee director will be required to maintain direct ownership of shares of Common Stock equal to or greater in value to three (3) times his or her annual retainer fee. This ownership requirement must be achieved by 2010 for directors who were first elected prior to 2004. Directors first elected after 2003 must comply with the requirement within six (6) years of becoming a member of the Board.

        When future accruals under a retirement plan for non-employee directors were terminated several years ago, directors with vested benefits were given an option to have their accrued benefits retained in the plan for future payment or to convert the present value (using the same actuarial assumptions as are applicable to the payment of pension benefits to the Company's employees) of their accrued benefits into phantom units of Common Stock. The stock units, including additional stock units credited thereon as dividend equivalents, are evidenced by bookkeeping entries. Recipients have no voting or investment power with respect to the stock units. The value of each director's stock units will be payable only in cash after the director ceases to be a member of the Board or upon a change in control of the Company. The total number of units credited to each director as a result of retirement plan benefit conversion elections and dividend equivalent credits is listed in the director nominee table on page 4.

(1)   Fees Earned or Paid in Cash were as follows:

Director	Board Retainer	Special Meeting Fees	Lead Director Fee	Committee Chaired	Committee Chair Fees	Total
R. J. Darnall	$75,000	$3,000		Audit	$10,000	$88,000
J. M. Deutch	$75,000			Technology & Environment	$5,000	$80,000
A. M. Herman	$75,000	$3,000		Compensation	$7,500	$85,500
W. I. Miller	$75,000	$1,000		Finance	$5,000	$81,000
G. R. Nelson	$75,000	$2,000				$77,000
C. Ware	$75,000	$2,000				$77,000
J. L. Wilson	$75,000	$2,000	$7,500	Governance & Nominating	$5,000	$89,500

(2)   908 (1,816 on a split-adjusted basis) shares of restricted stock were awarded to each director, comprising one-half the value of the annual retainer fee. The shares were granted assuming a market value of $82.61 ($41.305 on a split-adjusted basis) per share, which was the preceding twenty-day average of closing prices of the Corporation's Common Stock on the NYSE on May 8, 2007.

        As of year-end 2007, the total outstanding shares of restricted stock on an adjusted basis reflecting the subsequent 2:1 split on January 2, 2008, by director, was:

Director	Outstanding Restricted Stock Shares
R. J. Darnall	10,748
J. M. Deutch	10,748
A. M. Herman	10,748
W. I. Miller	10,748
G. R. Nelson	10,408
C. Ware	9,938
J. L. Wilson	10,748

(3)   These amounts represent "Above Market" earnings in the Deferred Compensation Plan, as described above. "Above-market" is defined as the amount of earnings that exceeded 120% of the applicable federal long-term rate published by the U.S. Internal Revenue Service.

(4)   Dr. John Deutch, who is not standing for re-election, served as Chairman of the Technology and Environment Committee. In this capacity he spent at least one day per quarter with the Company's senior technical managers to exercise Board oversight and collaborate with them on the Company's technical research, development and application strategies. He also served as Chairman of the Company's Science and Technology Advisory Council, consisting of distinguished academic, research and other members of the scientific community, who regularly advise senior executive management and the full Board on the direction and implications of developments in science, technology and environmental issues that may have applicability to the Company's current and future business goals and objectives. For these services, as Chairman of the Technology and Environment Committee, Mr. Deutch was paid $66,500 during 2007, consisting of $30,000 for such technical oversight and collaboration and $36,500 for his services on the Council.

        In addition, premiums totaling $44,640 were paid on life insurance policies in connection with Mr. Deutch's participation in the Cummins Inc. Charitable Bequest Program, as described above. Policies for all other non-employee directors who participate in the program are fully paid and, therefore, no premiums were payable in 2007.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Principles of Cummins Executive Compensation Program

        The Company's executive compensation program is designed to attract, motivate and retain people with the skills required to achieve the Company's performance goals in the competitive global business environment. The program is designed to reflect the individual's contribution and the performance of the Company, while striking an appropriate balance between short-term and longer-term performance.

        The Company is committed to the concept of pay for sustained performance. The Company evaluates performance over several periods of time. While the specific elements of executive compensation vary from time to time, the program focuses on this central principle of pay for performance, both in program design and the specific awards.

        In addition to pay for performance the Company and the Compensation Committee of the Board of Directors (the "Compensation Committee" or "Committee") consider the following principles when designing and implementing compensation programs for the Company's officers:

  •
  Programs should provide a competitive compensation opportunity; the concept of opportunity is important in our program. We believe the executive should have the opportunity to do well if the Company does well and that total compensation should vary in relation to the Company's performance.

  •
  The target compensation opportunity should be at the median of the range when compared to the compensation of individuals in U.S. manufacturing companies with similar sales volumes when financial performance meets certain targets established in the Annual Operating Plan which are approved by the Board of Directors.

  •
  There should be a balance between annual and longer-term elements of compensation.

  •
  The more senior a person's position, the more the compensation should be "at risk"—dependent on the performance of the Company.

  •
  The Company's stock should be an important part of the program in order to link management's compensation with shareholders' expectations. As stated above, the greater the level of responsibility of the person, the more the compensation should be stock-based.

  •
  The system should be transparent to our investors and as simple and easily understood as possible.

Achieving the Performance-Based Principle

        Our program strongly supports pay for performance. The more senior the position, the more pay should be "at risk", dependent on Company performance.

        To illustrate how the program achieves these objectives, following are the percentages for each of the three elements that make up target total direct compensation opportunity provided to the CEO and the other Named Executive Officers in 2007 (excluding benefits and perquisites).

	Base Salary	Target Annual Bonus	Target Longer term Grants
T. M. Solso	17.2%	17.2%	65.6%
Other Named Executive Officers	23.7% – 31.0%	17.0% – 18.6%	50.4% – 58.4%

Overview of How Compensation is Determined

        Senior Management (the management Executive Committee) recommends compensation actions to the CEO for officers in the areas for which they are responsible. Taking these recommendations into consideration, the CEO makes recommendations to the Compensation Committee regarding each officer

(including members of the Executive Committee). These recommendations are based on assessments of individual performance and potential to assume greater responsibility, as well as market data for each position. The CEO discusses the recommendations and performance of the officers with the Committee. As part of its review process, the Committee has access to input of an independent consultant, Hewitt Associates, retained by the Committee (the role of the independent consultant is described in more detail in the "Corporate Governance" section of this proxy). The Committee reviews the recommendations, may make modifications, and makes the final decisions regarding each officer's compensation.

        The CEO, on an annual basis, discusses in detail his priorities and objectives with the Governance and Nominating Committee (the members and responsibilities of the Governance and Nominating Committee are described beginning on page 6 of this Proxy Statement). The Governance and Nominating Committee formally reviews the CEO's performance annually. This review is based on how well the CEO performed against specific objectives, which includes the progress made by the Company in implementing its business strategy and achieving its business objectives, both short-term and long-term. This review, which is reported in detail to the Compensation Committee, considers both quantitative and qualitative performance matters and is a key factor in setting the CEO's compensation. Specific business objectives and goals that were part of the CEO's performance review for 2007 include the financial performance of the Company, progress towards achieving the Company's long-term strategic objectives and the development of key leadership talent.

        The Committee meets in executive session to determine the compensation of the CEO. In this discussion, the Committee has access to data and advice from its Consultant. No recommendations are made by any members of management regarding the compensation of the CEO. The Committee makes the final decisions regarding the CEO's compensation.

        The Committee regularly reviews all elements of the executive compensation program and makes changes it deems appropriate. The reviews include comparisons against a broad group of U.S. manufacturing companies prepared by the Consultant, including selected market practices, for the following:

  •
  Executive compensation principles

  •
  Competitive pay objectives

  •
  Supplemental Retirement Plan

  •
  Deferred Compensation Plan

  •
  Change in Control Compensation Protection program

  •
  Base Salary

  •
  Annual Bonus Plan

  •
  Long Term Grant strategy

  •
  Stock Ownership Guidelines

  •
  Executive perquisites

  •
  Personal use of Company aircraft

  •
  Severance practices for officers

        The Committee has determined that if any of the Company's financial statements are required to be materially restated resulting from the fraudulent actions of an officer, the Committee may direct that the Company recover all or a portion of an Award or any past or future compensation from any such officer with respect to any fiscal year of the Company for which the Company's financial results are adversely affected by such restatement.

Tax Considerations

        Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the corporate tax deduction to one million dollars for compensation paid annually to any one of the Named Executive Officers, unless the compensation meets certain requirements. The Committee adopted changes to the compensation program, approved by shareholders in 1995, that qualify payments under the Senior Executive Bonus Plan and Senior Executive Longer-Term Performance Plan for tax deductibility under Section 162(m). Payments under the Senior Executive Bonus Plan and the Senior Executive Longer-Term Performance Plan (formerly named the "Senior Executive Medium Term Performance Plan") each year are certified by the Committee and the Committee's discretion to adjust the plans' payouts upward is eliminated.

        Therefore, that portion of the CEO's Base Salary that exceeded one million dollars in 2007 will not qualify for tax deductibility under Section 162(m).

        As explained below, the Base Salaries of the Named Executive Officers are set at the median of the range of the salaries of individuals with similar positions in companies among a broad group of major U.S. manufacturing companies where the data have been size-adjusted using statistical techniques to reflect Cummins size. The Committee has indicated that it intends to continue this policy notwithstanding the provisions of Section 162(m).

Compensation Program Elements

        The Company's executive compensation program consists of three elements: Base Salary, Annual Bonus and Longer-term compensation. In total, they are designed to fulfill the Company's basic goals of linking pay to financial performance and paying competitively. All officers participate in each element of the program.

        The Company and the Committee have used survey data provided by the Consultant to determine competitive levels of pay. The survey information includes one hundred seventy-eight U.S. manufacturing corporations, and the Company has chosen not to create a more specific compensation peer group.

        Each of our officer positions is compared to the same job using regression analysis to calculate median levels of Base Salary, target Annual Bonus participation and Longer-term grant target value for the scope of responsibility for each of our positions among U.S. manufacturing companies in the Consultant's survey database.

        The one hundred seventy-eight U.S. manufacturing companies in the database cross nineteen industry classifications and have annual sales volumes ranging from $350 million to $207 billion, with average sales of $13.8 billion.

        The Company and the Committee believe that the broader survey base of major U.S. manufacturing companies provides a reasonable and more useful measure of market compensation and allows more consistent year-to-year market comparison than would a smaller peer group of companies. The survey's statistical tools calculate market compensation for the specific levels of responsibility for each position. For example, the total sales of the Company are used to calculate the market median compensation levels for officers who have responsibility for the Corporation; the sales volume for an operating segment would be used for officers responsible for that business.

        As stated earlier, the CEO makes compensation recommendations to the Committee in its February meeting for each officer, including the Named Executive Officers, excluding himself. The recommendations are based on individual performance and potential to assume greater responsibility, as well as market data for each position. The Committee makes the final compensation determinations based on the market data and a discussion of individual and Company performance. The officer compensation review occurs annually at the February Compensation Committee meeting since this is the first Committee meeting after year-end and provides the earliest opportunity to review and assess performance for the previous year.

        During the February meeting, the Committee also meets in executive session to determine compensation for the CEO based on performance assessment and market data.

        Each element of pay described below is intended to provide total compensation for each position at the median of the amounts companies of similar size in the survey would pay the same position.

1.     Base Salary

        Base Salary is reviewed annually. It is the only fixed portion of the executive's compensation. Base Salary is normally set in the median range of base salaries of individuals with similar positions in U.S. manufacturing companies of similar size to the Company.

        Individual performance, assessments of each officer's capability to assume larger roles and market data for each position are prime factors considered by the Committee each year in determining the amount of Base Salary increase, if any, to be provided.

2.     Annual Bonus

        This element is designed to link executive pay to the annual performance of the Company. The Payout Factor is calculated based on a formula annually approved by the Committee. Each participant is assigned a participation rate as a percent of salary. For purposes of this plan, Company performance is measured by Return On Average Net Assets (ROANA) as defined by the plan.

        ROANA is calculated as follows:

        The numerator is Segment EBIT, which for compensation purposes is defined as direct earnings before interest expense, provisions for income taxes and minority interests in earnings of consolidated subsidiaries and before consideration of any corporate expense allocations. The denominator is Average Net Assets which are derived directly from the consolidated balance sheet and exclude debt and related financing accounts, deferred tax amounts and certain pension and post retirement liability accounts. Average Net Assets are then allocated to the appropriate operating segment.

        Payout Factors are determined using actual ROANA measures compared to plan target ranges.

        The Annual Bonus is calculated as follows:

        (Annual Bonus) equals (Annual Base Salary) times (participation percentage assigned to each job) times (Payout Factor)

        For example:

$550,000	Annual Base Salary paid during the year
× 60%	Participation Percentage
× 1.5	Payout Factor based on Company performance for the year

$495,000	Annual Bonus

        Participation rates are based on the same survey data as base salaries and are set at the median of the range for like positions in similarly-sized companies.

        The participation rates for 2007, expressed as a percentage of Base Salary paid, were:

T. M. Solso	100%
F. J. Loughrey	75%
J. S. Blackwell	65%
T. Linebarger	60%
J. D. Kelly	60%

        For officers working outside the corporate staff, 50% of their Annual Bonus is based upon the performance of their specific operating unit and 50% of the bonus is based upon the consolidated Corporate Plan. The definition of performance is the same for both the operating and corporate elements of the plans. We believe that the measure of performance needs to balance both profit and stewardship of the Company's assets. As such, we use a defined ROANA measure as described above on which to determine the payout factors in the operating plans.

        In setting the financial targets for the Annual Bonus each year, the Committee reviews the levels of difficulty of the operating plan for each unit, considering the markets involved and the current economic environment. The Committee then establishes appropriate stretch targets to receive a 1.0 payout. The consolidated Company (Corporate) performance is the weighted average payout of the operating unit measures. Setting the targets with appropriate levels of difficulty underscores the importance of achieving or exceeding the performance commitments each operating segment establishes annually. This approach requires increasingly difficult targets during economic upturns, and realistic goals that maximize performance during cyclical downturns. As evidence of the difficulty of the targets, over the last ten years the 1.0 target level has been achieved or exceeded 50% of the time.

        The Annual Bonuses for T. M. Solso, F. J. Loughrey, and J. S. Blackwell were based on the Corporate weighted average formula. The Annual Bonuses for T. Linebarger and J. D. Kelly were based one-half on the Corporate weighted average formula and one-half on the performance of the Power Generation Operating Segment for Mr. Linebarger and one-half on the performance of the Engine Operating Segment for Mr. Kelly.

        The Payout Factor for the Corporate weighted average formula was 2.0. The Payout Factor for the portion of Mr. Linebarger's Annual Bonus determined by the Power Generation Operating Segment performance was 2.0; the Payout Factor for the portion of Mr. Kelly's Annual Bonus determined by the Engine Operating Segment performance was 1.8.

        The Committee has the flexibility to establish performance measures annually that are appropriate for the Company's financial goals, underscoring the principle of pay for performance. The Committee also determines certain exclusions from operating performance measures which result from decisions made at the Corporate level, such as acquisitions, divestitures, or joint venture formations in the initial year if they were not anticipated at the time targets were established, pension plan contributions above required levels, and convertible debt. Certain Corporate expense allocations are also excluded from the individual operating unit performance calculations. In 2007, the ROANA calculations excluded the impact of assets and liabilities associated with corporate hedging programs, pension contributions above required levels and the impact of acquisitions or divestitures not contemplated at the time the performance measures were established.

        By achieving performance approximately 16% greater than the target levels, the Payout Factor for each of the Named Executive Officers varied between 1.9 and 2.0.

Operating Segment	ROANA for 1.0 Payout Factor	Weightings for Calculating Corporate Bonus
Engine Business	43.02%	47.5%
Power Generation Business	32.34%	23.2%
Distribution Business	26.71%	13.5%
Components Group	14.67%	15.8%

		100%

        The Components Group Segment ROANA represents the weighted average performance targets for the businesses within that segment.

        Performance targets established for the Annual Bonus Plan for 2008 are well within the targeted ranges for the Company, and will require one of the best years in the Company's history. These targets are appropriately difficult in light of the current uncertain U.S. economic environment and will require improved performance from prior record years.

        In order to earn a 1.0 target Payout Factor for 2007, the targets set in the operating plan would have required a level of earnings before interest and taxes ("EBIT") as a percentage of Sales greater than achieved in nine out of the last ten years of the Company's performance, while prudently managing the Company's assets (EBIT is the numerator in calculating the ROANA performance measure). The Payout Factors are capped at 2.0. Performance required for the maximum payouts in 2007 represent levels that significantly exceed the target levels, 16% greater than the 1.0 level cumulatively. The threshold payout of .1 (10% of the Target Payout) would have required performance that was 56% of the 1.0 level.

        In addition to the financial measures used to determine the Payout Factor, minimum levels of consolidated performance called Performance Hurdles are required, ensuring that certain cash flow and other commitments are met. Regardless of the financial performance with respect to the operating measures described above, the Performance Hurdles must be achieved in order for any Annual Bonus to be paid. For 2007, the Performance Hurdles required that the Corporation's Net Income, including the bonus payout expense, must be greater than zero; that the Corporation's Free Cash Flow, defined as cash flow from operations less capital, software and joint venture investments, must be equal to or greater than the Corporation's projected dividend payments; and that all payouts were subject to review by the Corporation's Chief Financial Officer to ensure that such payments will not cause any company metric to be less than the credit metrics required for an investment grade or constitute a violation of any loan covenants or other financial restrictions in existence. The Performance Hurdle is the same for 2008.

        In order to comply with the requirements of Section 162(m), designated officers (the Chief Executive Officer and six other senior officers in 2007) are compensated under a modified version of the Annual Bonus Plan called the Senior Executive Bonus Plan. The Senior Executive Bonus Plan differs from the Annual Bonus Plan in that the Compensation Committee has no discretion to increase the payouts once it establishes the performance measures each year. All of the Named Executive Officers participate in this plan.

3.     Longer-Term Compensation

        The Company's Longer-term compensation program consists of performance cash awards and stock-based grants. The Committee believes an equal payout opportunity from each type of award is appropriate, and grants have been made accordingly.

Performance Cash Awards

        Performance cash awards are granted as Target Awards expressed as a dollar amount for each participant. Multiples of the Target Award are earned and paid in cash, ranging from zero to two times the Target Award, based on how well the Company achieves performance measures established by the Committee over a specified measurement period. Performance cash awards are granted under the Longer-Term Performance Plan and the Senior Executive Longer-Term Performance Plan.

        Annually the Committee makes Target Awards to be earned based on Company performance over a period of time called the "Award Cycle". Since 2003, the Award Cycles have been overlapping two-year periods, and the performance measure determining the actual payouts has been consolidated and reported Return on Equity (ROE). These Target Awards are expressed as a dollar amount, each reflecting one year of grant value.

        The Target Award will be paid if the Company achieves the level of Return on Equity provided by achieving a target set based on (a) the Company's Annual Operating Plan for the first year and (b) an agreed target level for the second year of the Award Cycle, measured cumulatively for the two-year period. The ROE for each Award Cycle is calculated as the cumulative Net Income for the two-year period divided by the Average Equity for the two-year period, divided by two. The Average Equity for the two-year award cycles is calculated using nine points: the beginning of the first year of the Award Cycle and each of the eight quarter-ending values. The numerator is Profit after Tax (PAT) for the two-year period. The equity calculation is adjusted for changes to equity related to unrecognized Pension and Other Post Employment Benefit (OPEB) amounts and equity transactions not built into the Operating Plan such as Common Stock share repurchases.

        The degree of difficulty for achieving the Annual Operating Plan was discussed in the Annual Bonus discussion. As an indication of the difficulty of the targets, the Payout Factors have averaged .785 over the last ten years.

        The performance cash payouts made in 2007 were for the 2005 - 2006 Award Cycle. A 2.0 Payout Factor for that Award Cycle required performance equal to 139% of the target performance level. The Target Award was set at 18% ROE. Actual performance for 2005 - 2006 was 26.0% ROE.

        For the 2007 - 2008 Award Cycle, with payout in 2009, the Target Award requires an ROE of 17.87% for the two-year period, reflecting the impact of U.S. emissions regulations changes in 2007. The maximum that can be paid is 200% of the Target Award for performance that represents significant improvement above the 1.0 target level; performance equal to 130% of the target performance level would be required for a 2.0 Payout Factor. The Threshold Payout is 10% of the Target Award; performance equal to 70% of the target performance level would be required for a .1 Payout Factor.

        As is the case with respect to the Annual Bonus Plan, the CEO and six other senior officers in 2007 are compensated under a modified version of the Longer-Term Performance Plan, called the Senior Executive Longer-Term Performance Plan. The plans are identical except that the Committee's discretion to adjust payments upward is eliminated in the Senior Executive Longer-Term Performance Plan. All of the Named Executive Officers participate in this plan.

Stock Awards

        In 2003 shareholders approved the 2003 Stock Incentive Plan. Annual grants awarded since 2004 have been comprised solely of Target Awards of performance shares. No stock options have been awarded to any of the Named Executive Officers since 2003.

        The Target Award of performance shares granted to each participant in 2007 for the 2007 - 2008 Award Cycle is expressed as a number of shares of the Corporation's Common Stock. A percentage of the Target Award number of shares will be earned, ranging from zero to 200% of the Target Award, based on the same Return on Equity performance measures as the performance cash grants previously discussed. Any performance shares that are earned will remain restricted for one additional year, until March 2010. The shares would be forfeited if the participant ceased to be an employee of the Company during the restriction period, unless an exception were approved by the Committee. Such exceptions are rarely made, except in the instance of retirement.

        Officers are prohibited from engaging in forms of hedging or monetization transactions involving the establishment of a short position in the Company's securities, such as zero-cost collars and forward sale contracts.

Longer-term Grant Methodology

        Longer-term grants have been made at the February meetings since 1997. The practice has been to make compensation decisions at the earliest Compensation Committee meeting after the end of the year, based on assessments of each officer's performance and ability to assume additional responsibility, and a review of market data for each position.

        When stock options were components of the Longer-term grants (prior to 2004), they were priced as the average of the High and Low trading price of the Company's stock on the date the Committee made the grants at their February meeting. The regular annual grant date removed any subjectivity regarding the current market price of the Company's stock during the period when stock options were part of the grants.

        In determining the appropriate market levels for Longer-term grants, the Company uses a valuation methodology developed by the Consultant to compare the value of the grants to the market. This method calculates a present value for the performance cash and performance shares. A six-month average price of the Company's stock is used in calculating the present value of the performance shares for market comparisons. The projected value of the Longer-term grants is evenly divided between performance cash and performance shares, each providing one-half.

        Grant amounts under the Longer-term plan elements have been set to provide "at target" total compensation opportunity at the median of that provided by similarly-sized U.S. manufacturing companies in the survey base for similar positions and scope. The Committee reviews the proportion of total compensation that is dependent on Company performance in determining the allocation of the compensation opportunity among each of the elements for each position. More senior positions have a larger proportion of total compensation opportunity dependent on Company performance than do less senior positions.

        ROE has been the measure on which Longer-term grants are earned because we believe that it provides a measure of profitability relative to the shareholder's stake in the Company over the performance period, and historical data have indicated a strong, positive correlation between ROE and Stock Price growth at the Company.

        We believe that the performance shares forge a strong linkage of interests between management and shareholders since the value participants actually receive is determined by both performance relative to the pre-established financial goal, as well as our stock price. We believe that a two-year performance measurement period provides the ability to set targets that are focused and more accurately planned than could be done for longer timeframes. Furthermore, the additional year of restriction for earned performance shares beyond the two-year performance period provides a longer retention time-frame for the participants, and ensures continued focus on stock price growth for that period.

Stock Ownership Requirements

        The Committee believes that the Company's officers should own significant amounts of the Company's stock. To underscore this, we have adopted formal stock ownership guidelines requiring officers to own the Company's Common Stock with their shares' total value equal to multiples of base salary as follows: CEO, five times base salary; other designated officers (including all of the Named Executive Officers other than the CEO), three times base salary; all other officers, one times base salary.

        The ownership requirements are expressed as a set number of shares for defined bands of salary. The numbers of shares required are reviewed periodically and established by the Committee based on the average market price of the Company's stock over a three-year period.

        Officers have five years from the date of their appointments to meet their requirement. An officer whose salary increases to the level of a new salary band (and higher stock ownership requirement) will have three years to achieve the new higher level.

        All of the Named Executive Officers have met their stock ownership requirement.

        We also adopted formal stock ownership guidelines for members of the Board of Directors, requiring Cummins stock ownership equal to three times the amount of their annual retainer fee.

Benefits and Perquisites

        The Company's officers participate in the full range of benefits and are covered by the same plans as other exempt employees. The Company targets its total benefit package to be at the median of the market for U.S. manufacturing companies.

        In addition to these benefits, the Company's officers participate in the Supplemental Life Insurance and Deferred Income Program. The program is provided to attract and retain key leadership talent in senior positions. This program provides additional life insurance equal to three times base salary while the officer is an active employee, and additional retirement payments, which are offset by and coordinate with payments from the Company's regular retirement plans. The supplemental retirement provision "tops up" the pension available from the Company's regular pension plans to provide a total benefit based on a percentage of the officer's highest average consecutive sixty-month (five years) Base Salary and Annual Bonus received during the last ten years of employment. The total replacement formula is 2% for each of the first twenty years and 1% for each of the next ten years, with a maximum 50% total after thirty years of service. The highest compensated two Named Executive Officers (Messrs. Solso and Loughrey) receive an additional benefit, exceeding the benefit for other participants by 10%. For some officers who joined the Company mid-career, including Ms. Blackwell among the Named Executive Officers, retirement benefits under this program are accumulated at an accelerated rate: 4% for each of the first ten years, 2% for each of the next five years, with a maximum 50% total after fifteen years of service. Market data have indicated that this program provides competitive levels of life insurance and retirement benefits for these positions.

        The Company's officers, including the Named Executive Officers, are eligible to participate in the Company's non-qualified Deferred Compensation Plan, as are all exempt U.S. employees whose salaries equal or exceed $100,000. This program is designed to provide opportunities for capital accumulation and financial planning, and to meet competitive market practice.

        Perquisites do not comprise a major element in our Executive Compensation Program.

        The Company provides support for the services of a financial counselor. The financial counselor provides estate planning and tax planning advice and tax return preparation. The fee amounts for these services are detailed in the Summary Compensation Table. This program assists executives in making prudent financial planning for their future. It permits officers the support of financial planners who are familiar with the Company's plans, improving the accuracy of the financial planning and tax return preparation.

        Company officers may use Company aircraft for reasonable personal use, following a prescribed approval process. The Committee reviews the level of usage annually. Ability to use a Company plane for limited personal use saves time and provides additional security for executives. The value reportable to the Securities and Exchange Commission is detailed in the Summary Compensation Table.

        Executive Physical Examinations are available for all officers. The Committee considers this practice to be good corporate governance.

Post-Employment Compensation:

Severance Arrangements

        The Company does not have formal severance agreements with any of the Named Executive Officers.

        All aspects of severance for officers whose employment terminates other than by standard retirement are reviewed with and approved by the Committee.

        The Committee has established that any of the Named Executive Officers, if terminated other than for Cause, would receive twelve months Base Salary as severance, paid as salary continuation; pro-rated portion of Annual Bonus for the portion of the year prior to termination, payable at the normal time and using the same payout factors as for all other participants; vesting of any outstanding restricted stock, if the vesting date occurs during the period of severance. All of these elements would require a signed Release of Claims Agreement.

Confidentiality and Non-Compete Agreements

        Each officer has signed an Agreement neither to disclose the Company's Confidential Information nor to accept employment with certain competitors during, and for twelve months subsequent to, the time the officer is employed by the Company.

Change in Control Compensation Protection Provisions

        The Company's Change in Control Compensation Protection Plans require the occurrence of two events to trigger payments: (1) a Change in Control of the Corporation, and (2) termination or reduction in responsibilities and circumstances of the officer within two years of the Change in Control.

        In the event of a Change in Control, certain benefits would be provided to officers whose employment is terminated, or whose responsibilities and position are reduced, within two years of the event. Such officers would receive severance equal to one year's salary and Annual Bonus at a 1.0 Payout Factor. The Company would also provide for the full vesting of certain insurance and retirement benefits and the continuation for the one-year severance period of certain other employee benefits.

        All of the Named Executive Officers (the five officers listed in the compensation tables in this proxy) plus five other senior officers are Designated Officers under the Change in Control Compensation Plan. As such, they would receive severance and benefit continuation equal to three years' salary and Annual Bonus at a 1.0 Payout Factor, rather than for the one year described above for all other officers.

        In addition to the severance provisions of the Change in Control Compensation Protection Plans, there are provisions within the Longer-term compensation plans that provide payment of outstanding awards in the event of a Change in Control, without requiring constructive termination of the officer.

        The Senior Executive Longer-Term Performance Plan would provide immediate pro-rated payouts for all grants outstanding. The amount would be calculated as (Target Dollar Award) × (1.0 Payout Factor) × (Pro-Rata Factor). The Pro-Rata Factor would be calculated as the percentage of the years of the Award Cycle that had commenced when the Change in Control occurred. For example, if the Award Cycle was for 2007 - 2008, and a Change in Control took place in 2007, the Pro-Rata Factor would be one-half.

        The 2003 Stock Incentive Plan provides that, in the event of a Change in Control, outstanding awards become immediately vested or exercisable.

        We hope this general discussion and the following tables and graphs help you understand the Company's executive compensation philosophy and program.

Compensation Committee Report

        The Compensation Committee of the Board of Directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully submitted,
ALEXIS M. HERMAN, CHAIR ROBERT J. DARNALL GEORGIA R. NELSON J. LAWRENCE WILSON

Summary Compensation Table and Supplemental Tables

        A summary compensation table and supplemental tables on the following pages disclose compensation information for the Named Executive Officers during the Company's last completed fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Salary		Bonus		Stock Awards (1)		Option Awards		Non-Equity Incentive Plan Compensation (2)		Change in Pension Value and NQ Deferred Compensation Earnings (3)		All Other Compensation (4)		Total Compensation
T. M. Solso, Chairman and CEO	2007 2006	$ $	1,110,000 1,022,500	$ $	0 0	$ $	2,506,519 2,271,958	$ $	0 0	$ $	6,274,000 5,524,000	$ $	3,340,221 4,604,073	$ $	148,409 158,870	$ $	13,379,150 13,581,401
J. S. Blackwell, Executive Vice President and Chief Financial Officer	2007 2006	$ $	575,000 525,000	$ $	0 0	$ $	729,924 631,211	$ $	0 0	$ $	1,829,500 1,546,000	$ $	757,935 815,585	$ $	125,060 91,296	$ $	4,017,419 3,609,092
F. J. Loughrey, President and COO	2007 2006	$ $	812,500 750,000	$ $	0 0	$ $	1,090,882 887,962	$ $	0 0	$ $	2,840,750 2,234,000	$ $	2,382,030 2,598,194	$ $	83,268 93,360	$ $	7,209,430 6,563,516
T. Linebarger, Executive Vice President and President—Power Generation	2007 2006	$ $	615,000 565,000	$ $	0 0	$ $	896,100 810,930	$ $	0 0	$ $	1,820,000 1,542,400	$ $	601,285 616,336	$ $	27,442 21,021	$ $	3,959,827 3,555,687
J. D. Kelly, Vice President and President— Engine Business	2007 2006	$ $	520,000 475,000	$ $	0 0	$ $	827,882 701,535	$ $	0 0	$ $	1,566,800 1,093,500	$ $	1,004,379 1,276,473	$ $	24,114 35,403	$ $	3,943,175 3,581,911

(1)
The Stock Awards represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R of awards pursuant to the 2003 Stock Incentive Plan. Included are the recognized expenses for grants of performance shares made in February 2004, February 2005, February 2006, and February 2007 to each of the Named Executive Officers, and for grants of restricted stock made to Messrs. Linebarger and Kelly in March 2006. There were no forfeitures in 2007 regarding any of these grants to the Named Executive Officers. Performance shares are earned and converted to shares of restricted stock based on the Company's performance over a two-year period. The shares of restricted stock so earned remain restricted for one additional year.

The grants of restricted stock made in 2006 to Messrs. Linebarger and Kelly become vested in one-third annual increments in March 2008, 2009, and 2010.

(2)
The amounts shown in this column consist of (i) payments made in February 2008 under the Senior Executive Target Bonus Plan for 2007 performance and (ii) payments made in 2007 for the Senior Executive Longer-Term Performance Plan based on the 2005-2006 Award Cycle. The payments for each Named Executive Officer from these sources were:

	T. M. Solso	J. S. Blackwell	F. J. Loughrey	T. Linebarger	J. D. Kelly
Senior Executive Target Bonus Plan	$2,220,000	$747,500	$1,218,750	$738,000	$592,800
Senior Executive Longer-Term Performance Plan	$4,054,000	$1,082,000	$1,622,000	$1,082,000	$974,000

TOTAL	$6,274,000	$1,829,500	$2,840,750	$1,820,000	$1,566,800

(3)    The aggregate changes during 2007 in the actuarial present value of each Named Executive Officer's pension plans are as follows:

	T. M. Solso	J. S. Blackwell	F. J. Loughrey	T. Linebarger	J. D. Kelly
Cummins Inc., Pension Plan A (Qualified)	$12,782	$20,714	$49,487	$7,374	$25,593
Cummins Excess Benefit Plan (Non-qualified)	$530,063	$72,189	$299,799	$127,385	$91,978
Supplemental Life Insurance and Deferred Income Program (Non-qualified)	$2,648,212	$544,134	$1,935,863	$446,678	$809,919

Total	$3,191,057	$637,037	$2,285,149	$581,437	$927,490
Above-market earnings on non-qualified deferred compensation:	$149,164	$120,898	$96,881	$19,848	$76,889

        "Above-market" is defined as the amount of earnings that exceeded 120% of the applicable federal long-term rate.

(4)    This column consists of the following:

	T. M. Solso	J. S. Blackwell	F. J. Loughrey	T. Linebarger	J. D. Kelly
Financial Counseling	$7,117	$6,766	$12,680	$7,763	$12,680
Personal use of Company Aircraft	$118,626	$107,019	$55,010	$10,211	$0
Life Insurance Premiums	$15,416	$4,025	$8,328	$2,218	$4,184
Company Match in the Retirement and Savings Plan	$7,250	$7,250	$7,250	$7,250	$7,250
TOTAL	$148,409	$125,060	$83,268	$27,442	$24,114

        The Financial Counseling amounts include gross-ups to offset a portion of the taxable amount.

        Personal Use of Company Aircraft was calculated using an average indicated hourly cost of $2,326 which is the incremental cost incurred by the Company.

        The following table complements the disclosures set forth in columns captioned Stock Awards and Option Awards of the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)					(4)
										Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
T.M. Solso	2/20/07	$238,800	$2,388,000	$4,776,000	8,632	86,320	172,660	0	0	$3,097,593
J.S. Blackwell	2/20/07	$70,200	$702,000	$1,404,000	2,540	25,400	50,860	0	0	$911,479
F.J. Loughrey	2/20/07	$112,400	$1,124,000	$2,248,000	4,060	40,600	81,260	0	0	$1,456,931
T. Linebarger	2/20/07	$56,200	$562,000	$1,124,000	2,032	20,320	40,660	0	0	$729,183
J.D. Kelly	2/20/07	$50,600	$506,000	$1,012,000	1,828	18,280	36,560	0	0	$655,978

(1)
The Company made Target Awards, expressed as dollar amounts, under its Longer-Term Performance Plan and Senior Executive Longer-Term Performance Plan in 2007. A multiple of the Target Award is earned based on the Company's Return on Equity (ROE) performance during 2007-2008. The amount earned and paid would range from zero to 200% of the Target Award amount. The Target Award will be earned if the Company's ROE for 2007-2008 is equal to the targeted ROE level established for that period as described in the Compensation Discussion and Analysis. The Threshold Payment (10% of the Target Award) will be earned if the Company's ROE is 70% of the targeted ROE for the period. The Maximum Payment (200% of the Target Award) will be earned if the Company's ROE is 30% above the targeted ROE for the period. The payments would be made in February 2009.

(2)
The Company made Target Awards of performance shares under its 2003 Stock Incentive Plan in 2007. The awards are expressed as a target number of shares of the Company's Common Stock. Shares are earned based on the Company's ROE performance during 2007-2008, based on the same measures as established for the Target Awards under the Longer-Term Perfromance Plan and Senior Executive Longer-Term Performance Plan. The number of shares earned can range from zero to 200% of the Target Award number of shares. The Target Award number of shares will be earned if the Company's ROE for 2007-2008 is equal to the targeted ROE established for the period as described in the Compensation Discussion and Analysis. The shares that are earned based on the Company's ROE performance for the 2007-2008 period become restricted stock for an additional year, with distribution occurring in March 2010, if the participant remains an employee of the Company. Dividends become payable after the shares become earned, including the year they are restricted stock.

(3)
There have been two 2:1 stock splits since the grants (April 10, 2007 and January 2, 2008). The Target Award numbers of shares in the table are the numbers on the date granted, shown on a split-adjusted basis.

(4)
The Grant Date Fair Value reflects the full market value (the closing price of Common Stock on the NYSE) on the date of grants.

        In addition to these grants of plan-based awards, each Named Executive Officer participates in the Annual Bonus Plan, as described in the Compensation Discussion and Analysis. The Annual Bonus is designed to link executive pay to the annual performance of the Company. The payout is calculated based on a formula approved by the Compensation Committee annually. Each participant is assigned a participation rate as a percent of salary. For purposes of this Plan, Company performance is measured by Return on Average Net Assets as defined by the Plan. The Annual Bonus is calculated as follows.

        (Annual Bonus) equals (Annual Base Salary) times (participation percentage assigned to each job) times (Payout Factor)

        The Payout Factors could range from zero to 2.0, in increments of .1.

        The following two tables are intended to enhance understanding of equity compensation that has been previously awarded and remains outstanding, including amounts realized on equity compensation during the last fiscal year as a result of the vesting or exercise of equity awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	(1)(2) Number of Shares or Units of Stock That Have Not Vested (#)	(4) Market Value of Shares or Units of Stock That Have Not Vested ($)	(1)(3) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(4) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
T.M. Solso	0	0	0	N/A	N/A	113,600	$7,234,616	187,840	$11,962,590
J.S. Blackwell	0	0	0	N/A	N/A	30,320	$1,930,929	57,120	$3,637,687
F.J. Loughrey	0	0	0	N/A	N/A	45,480	$2,896,394	85,000	$5,413,225
T. Linebarger	0	0	0	N/A	N/A	70,320	$4,478,329	45,720	$2,911,678
J.D. Kelly	0	0	0	N/A	N/A	67,280	$4,284,727	41,120	$2,618,727

(1)
The Company's Common Stock split 2:1 on April 10, 2007 and on January 2, 2008. Shares shown in this table are the number of awards outstanding as of December 31, 2007, on a split-adjusted basis.

(2)
Target Awards of performance shares were granted in February 2005 to be earned in a multiple ranging from zero to one times the Target Award, based on the Company's performance during 2005-2006 The performance shares became earned and converted to shares of restricted stock in February 2007, based on the Company's 2005-2006 performance. These restricted stock shares are shown in this column. The vesting date for the shares of restricted stock in this column was February 14, 2008. Also, Mr. Linebarger and Mr. Kelly each received a grant of 10,000 shares of restricted stock in 2006 (40,000 on a split-adjusted basis). These shares become vested in one-third annual increments March 17, 2008, March 17, 2009, and March 17, 2010. They are included in the totals in this column, as of year-end 2007.

(3)
Target Awards of performance shares were granted in February 2006 and February 2007 to be earned in a multiple ranging from zero to two times the target awards, based on Company performance during 2006-2007 and 2007-2008, respectively. Earned shares will be converted to shares of restricted stock for one additional year.

(4)
The price used to calculate the Market Value of outstanding shares was $63.685, the split adjusted closing price of the Common Stock on the NYSE on December 31, 2007, the last trading day of the year.

        The outstanding Target Awards, on a split-adjusted basis, of performance shares as of 12/31/2007 for the 2006-2007 and 2007-2008 Award Cycles:

Name	Number of Units of Performance Shares	Date Earned and Converted to Restricted Stock	Vesting Date for Shares of Restricted Stock
T. M. Solso	101,520 86,320	2/13/2008 2/20/2009	3/1/2009 3/1/2010
J. S. Blackwell	31,720 25,400	2/13/2008 2/20/2009	3/1/2009 3/1/2010
F. J. Loughrey	44,400 40,600	2/13/2008 2/20/2009	3/1/2009 3/1/2010
T. Linebarger	25,400 20,320	2/13/2008 2/20/2009	3/1/2009 3/1/2010
J. D. Kelly	22,840	2/13/2008	3/1/2009
	18,280	2/20/2009	3/1/2010

OPTION EXERCISES AND STOCK VESTED

	Option Awards		(1) Stock Awards	(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
T. M. Solso	0	$0	168,000	$5,691,000
J. S. Blackwell	0	$0	43,200	$1,463,400
F. J. Loughrey	0	$0	57,600	$1,951,200
T. Linebarger	0	$0	43,200	$1,463,400
J. D. Kelly	0	$0	28,800	$975,600

(1)
Target Awards of performance shares were granted in February 2004 to be earned in a multiple ranging from zero to one times the Target Award, based on the Company's performance during 2004-2005. The performance shares became earned and converted to shares of restricted stock in February 2006, based on the Company's 2004-2005 performance. These restricted stock shares became vested and were distributed February 9, 2007. The numbers of shares shown in the table are the numbers vested on February 9 on a split-adjusted basis.

(2)
The values realized on vesting are calculated using the closing price of Common Stock on February 9, 2007.

        The following three (3) tables disclose retirement benefits and other post-termination compensation for the Company's Named Executive Officers.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
T. M. Solso	Cummins Inc. and Affiliates Pension Plan Excess Benefit Plan Supplemental Life Insurance Plan	36	$ $ $	1,024,350 3,888,227 12,723,112	$ $ $	0 0 0
J. S. Blackwell	Cummins Inc. and Affiliates Pension Plan Excess Benefit Plan Supplemental Life Insurance Plan	11	$ $ $	153,714 277,676 2,311,460	$ $ $	0 0 0
F. J. Loughrey	Cummins Inc. and Affiliates Pension Plan Excess Benefit Plan Supplemental Life Insurance Plan	34	$ $ $	957,171 1,900,266 7,700,767	$ $ $	0 0 0
T. Linebarger	Cummins Inc. and Affiliates Pension Plan Excess Benefit Plan Supplemental Life Insurance Plan	15	$ $ $	194,134 309,030 1,718,103	$ $ $	0 0 0
J. D. Kelly	Cummins Inc. and Affiliates Pension Plan Excess Benefit Plan Supplemental Life Insurance Plan	31	$ $ $	814,951 414,594 3,647,352	$ $ $	0 0 0

        The Cummins Inc. and Affiliates Pension Plan A is a Cash Balance Pension Plan ("Plan A"). Participants receive Pay Credits equal to 6% of Total Monthly Pay, defined as Base Salary and Annual Bonus payments. Individual accounts are maintained for each participant. The accounts receive Interest Credits equal to Thirty-Year Treasury Bond rate plus 1%. Participants are 100% vested in the Plan A benefit upon attaining five years of service.

        The Excess Benefit Plan provides non-qualified pension benefits in excess of limitations imposed by the Internal Revenue Code on the benefits provided by the Plan A formula. It preserves the total benefit payable under the Plan A formula.

        The Supplemental Life Insurance and Deferred Income Plan provides a Supplemental Executive Retirement Plan ("SERP") Life Annuity benefit to officers of the Corporation who participate in the U.S. Plan A.

        The SERP benefit is based on a percentage of the highest five consecutive years of Total Compensation during the final ten years of the participant's career (referred to hereafter as "Five Year Average Pay"). Total Compensation for calculation of Five Year Average Pay is defined as Base Salary and Annual Bonus payments.

        The percentage is calculated as 2% of the participant's Five Year Average Pay for each of the first twenty years of service plus 1% of the participant's Five Year Average Pay for each of the next ten years of service. The maximum is a 50% benefit after thirty years of service, except that an officer who is among the Company's two highest paid Named Executive Officers at the time of retirement will receive an annual benefit equal to an additional 10%.

        The retirement benefit calculated by this formula is offset by the highest combined annuity available from Plan A and the Excess Benefit Plan, thus topping up the benefits available from those plans to total the target retirement benefit.

        Officers whose service and age total eighty (minimums of age 55 and 20 years service), or who were participants in the plan prior to 1997 and have at least thirty years of service, regardless of age would qualify for immediate unreduced commencement of Life Annuity benefits. Therefore, Messrs. Solso, Loughrey, and Kelly qualify for immediate commencement of unreduced benefits.

        Otherwise, after retirement or termination of employment, unreduced benefits may be commenced at age 60. Retired or terminated vested employees who do not qualify for unreduced benefits under the age and service conditions described in the previous paragraph may commence benefits as early as age 55, but the Life Annuity benefit would be reduced by .333% for each month the participant's age at commencement preceded 60.

        Vesting for the SERP benefit is 25% after five years service, increasing in 15% annual increments, with 100% vesting after 10 years service.

        The Life Annuity Benefit has a fifteen-year certain payment, with a 50% benefit for surviving spouse or domestic partner.

        The SERP benefit accrued for service prior to 2005 may be elected as a Lump Sum payment. Benefits accrued after 2005 are subject to the provisions of Internal Revenue Code 409(A), which preclude lump sum distributions of such benefits.

        The actuarial table and discount rates used to calculate a lump sum payment under the SERP are the same as those used to make such calculations under the qualified Plan A.

Accelerated Formula for Executives Hired Mid-Career

        For some officers who joined the Company mid-career, including Ms. Blackwell, the SERP benefit is calculated at an accelerated rate, requiring one-half the service necessary for other participants.

        The Accelerated Formula provides a target benefit based on 4% for the first ten years and 2% for the next five years of Service, with a maximum of 50% of Five Year Average Pay after fifteen years of service. Eligibility for immediate commencement of unreduced benefits is achieved when Age and Service total seventy (minimums of Age 58 and 10 years of Service). Otherwise, for participants who are no longer employees of the Corporation, unreduced benefits may commence at Age 60, or as early as Age 55, but reduced .333% for each month age at commencement precedes Age 60.

        Full vesting occurs upon five years of service.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year ($)	(1) Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
T. M. Solso	$0	$0	$436,369	$0	$5,493,879
J. S. Blackwell	$1,056,153	$0	$353,678	$0	$4,637,547
F. J. Loughrey	$480,000	$0	$301,642	$0	$4,162,088
T. Linebarger	$200,000	$0	$65,658	$0	$978,476
J. D. Kelly	$369,750	$0	$241,223	$(41,686)	$3,246,032

(1)
Amounts included in the above table that were also reported in the "Change in NQ Deferred Compensation Earnings" column of the Summary Compensation Table as "Above-market earnings" for the Non-Qualified Deferred Compensation Plan for each Named Executive Officer are: T. M. Solso $149,164; J. S. Blackwell $120,898; F. J. Loughrey $96,881; T. Linebarger $19,848; J. D. Kelly $76,889.

        The Company's 1994 Deferred Compensation Plan permits deferral of up to 100% of Base Salary, Annual Bonus, and/or payments from the Senior Executive Longer-Term Performance Plan.

        Accounts are credited with earnings based on each participant's selection among three alternatives: Standard & Poor's 500 Index, Lehman Bond Index, or 10 Year Treasury Bill + 4%. The latter option was revised to be 10-Year Treasury Bill + 2% effective January 1, 2006.

        Crediting options may be changed annually. At the time of the election to defer, the participant chooses the time and the form of distribution. Choices for taking distribution are lump sum or annual installments, up to fifteen.

Payments Upon a Qualified Termination Following a Change in Control of the Corporation

        In the event of termination of employment within two years subsequent to a Change in Control of the Company, as defined below, the Company will provide benefits to certain executives, including the Named Executive Officers. Certain specified officers, including the Named Executive Officers, would be entitled to three year's salary plus three Annual Bonus payments calculated using a 1.0 Payout Factor.

        The Company would also provide for the full vesting of certain insurance and retirement benefits. Stock options previously granted would become fully exercisable.

        Outstanding awards of performance cash would be paid on a pro-rated basis, calculated as the percentage of days of each respective Award Cycle that had elapsed as of the date of the Change in Control, and assuming a 1.0 Payout Factor.

        The 2003 Stock Incentive Plan provides that, in the event of a Change in Control, outstanding awards become immediately vested or exercisable.

        The value of supplemental and excess retirement (non-qualified) benefits will also be paid in cash.

        All amounts of compensation deferred under the Company's Deferred Compensation Plan will be paid in cash.

        Definition of Change in Control:

  The occurrence of any of the following: (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted in whole or in part into cash, other securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transfer or a series of related transactions) of all or substantially all the assets of the Company; or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d 3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (iv) at any time during a period of two consecutive years, individuals who, at the beginning of such period constituted the Board, shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period; or (v) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

        The payments to each of the Named Executive Officers are estimated to be the following:

Payments Upon a Qualified Termination Following a Change in Control of the Corporation

Payments		T. M. Solso	J. S. Blackwell	F. J. Loughrey	T. Linebarger	J. D. Kelly
Severance	(1)	$6,960,000	$2,970,000	$4,462,500	$3,072,000	$2,592,000
Unvested Stock Option Spread		$0	$0	$0	$0	$0
Unvested Restricted Stock	*(2)	$7,234,616	$1,930,929	$2,896,394	$4,478,329	$4,284,727
Long Term Incentive Plan Payment	*(3)	$15,319,590	$4,664,687	$6,921,255	$3,733,678	$3,358,727
Retirement Benefit Payment	(4)	$1,730,390	$861,256	$1,521,226	$858,499	$993,824
Welfare Benefit Values	(5)	$23,334	$23,334	$23,334	$23,334	$23,334
Financial Counseling		$37,500	$37,500	$37,500	$37,500	$37,500
401(K) Benefit		$21,750	$21,750	$21,750	$21,750	$21,750
Excise Tax & Gross-Up	(6)	$8,349,811	$3,613,911	$4,736,494	$3,170,960	$3,078,050

Aggregate Payments		$39,676,991	$14,123,367	$20,620,423	$15,396,050	$14,389,912

(1)
Severance payment equal to three (3) times the Named Executive Officer's annual base salary at the time of the termination, plus three Annual Bonus Payments at a 1.0 Payout Factor.

(2)
Total value of unvested restricted stock that would become vested upon a Change in Control, assuming a share price of $127.37 as of December 31, 2007.

(3)
Pro-rated payouts of outstanding performance cash and all of the performance share Target Awards for the 2006-2007 and 2007-2008 Award Cycles, at target level, assuming a $127.37 share price for the performance shares.

(4)
Incremental actuarial value attributable to retirement for three years of additional service.

(5)
Estimated value associated with the continuation of life insurance, medical, dental, and disability benefits for three years following termination.

(6)
Gross-up covering the full cost of excise tax under IRC Sections 280G and 4999.

*
These payouts would occur upon a change in control, without requiring termination of employment.

Potential Payments upon Termination of Employment Other than Following a Change in Control

        The following tables summarize the estimated payments to be made to Named Executive Officers under provisions of plans or established practice in the event of termination of employment including resignation, involuntary termination, involuntary termination for Cause, retirement, death and disability.

        Termination for Cause includes, but is not limited to: violation of Treatment of Others Policy, violation of the Code of Conduct, theft or other acts of dishonesty, willful destruction of Company property, refusal to obey a supervisor's reasonable instructions, conduct endangering the safety of employees or co-workers, falsification of Company documents, or violation of other Company rules or policies.

        We only report amounts where vesting requirements are waived and/or time of payment is accelerated, or benefits that are not generally available to our other exempt employees. Also, information is not repeated that is disclosed previously under the Pension Benefits Table, the Deferred Compensation Table, or the Outstanding Awards Table, except to the extent that the amounts payable to the Named Executive Officer would be enhanced by the termination event described.

        The amounts shown assume the terminating event occurred on the last business day of 2007, and that the price per share of the Company's common stock is the closing price as of that date, $127.37 ($63.685 on a split-adjusted basis).

Severance

        None of the Named Executive Officers has an employment agreement. However, the Compensation Committee has established the practice of providing twelve months of severance for officers whose employment is terminated. It is Company policy not to provide severance in the event of termination for Cause.

Payment of Annual Bonus

        Annual Bonus is payable for the portion of the year a participant is an employee, except in cases of termination for Cause. No amounts are shown in the tables for Annual Bonus since there would be no special treatment or acceleration of the payment to the Named Executive Officers.

Accelerated Vesting of Longer-term Grants

        As described elsewhere in this proxy statement, currently we provide annual Target Award grants of performance cash and performance shares.

  •
  Performance Cash:

        The Plan provides that if a participant's employment with the Company terminates during the first year of an Award Cycle, other than by reason of retirement, death or disability, the participant will not receive any payout for that Award Cycle. If a participant's employment terminates during subsequent years of an Award Cycle, the Compensation Committee, in its discretion, shall determine whether the Participant will receive a proportionate payout of any payment with respect to the Award Cycle based on the period of employment during the cycle.

        If a participant retires, dies or becomes disabled during an Award Cycle, the participant or such participant's estate, as the case may be, shall receive a proportionate share of any payment with respect to the Award Cycle based on the period of employment during the cycle, regardless of the length of time of such employment.

        2006-2007 Award Cycle grants:    since the entire Award Cycle had been completed at the time of the termination, all participants would be entitled to the payment at the normal time in February 2008. There would be no special acceleration; therefore, the amounts of these payments are not shown on the tables.

  2007-2008 Award Cycle grants:

        Since the termination event is assumed to occur at the end of the first year of the Award Cycle, the Committee has the discretion to award one-half of the Target Award for the 2007-2008 Award Cycle. For purposes of this table, one-half of the Target Awards, assuming a Payout Factor of 1.0, is shown as payable under Retirement, Death, and Disability.

  •
  Performance Shares

        In cases of retirement or termination without Cause, the Committee has the discretion to continue awards in effect, or to accelerate vesting of outstanding awards.

        After the death or disability of a participant, the Committee may in its sole discretion at any time (i) terminate restrictions regarding awards; (ii) accelerate any or all installments and rights; and (iii) instruct the Company to pay the total of any accelerated payments in a single sum to the participant, the participant's estate, beneficiaries or representative. Assumptions below are based on historic practice.

  2005-2006 Award Cycle grants

        Target Awards of shares were earned based on Company performance during 2005-2006 and converted to restricted stock in February 2007. The shares would have become vested in February 2008, so it is assumed that the Committee would accelerate the vesting of these shares in all of the termination events, except voluntary termination and termination for Cause.

  2006-2007 Award Cycle grants

        Performance shares would have been earned based on Company performance during 2006-2007 and converted to restricted stock in February 2008, and remained restricted until February 2009. No shares would be payable in the event of termination for Cause or voluntary termination. However the Committee would have the discretion to accelerate payment in the event of involuntary termination without Cause, retirement, disability or death.

  2007-2008 Award Cycle grants

        Performance shares would become earned based on Company performance during 2007-2008 and converted to restricted stock in February 2009, and would remain restricted until March 2010. Since the shares were not earned, it is assumed no payments were accelerated.

  •
  Restricted Stock

        Messrs. Linebarger and Kelly received 10,000 shares of restricted stock in 2006 (40,000 shares on a split-adjusted basis). The first one-third of these grants would become vested in March 2008. It is assumed that these grants would be forfeited under all of the termination events shown on the tables.

Executive Life Insurance

        Each of the Named Executive Officers participates in the Supplemental Life Insurance and Deferred Income Program, whereby Officers are eligible for life insurance equal to three times base salary. Since this is a program not participated in by non-Officer employees, the values of this incremental coverage is shown in the table.

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
T. M. Solso
Severance	$0	$1,160,000	$0	$0	$0	$0
Accelerated Vesting of Longer-term Grants:
Performance Cash 2007-2008 Award Cycle	$0	$0	$0	$1,194,000	$1,194,000	$1,194,000
Performance Shares 2005-2006 Award Cycle	$0	$7,234,616	$0	$7,234,616	$7,234,616	$7,234,616
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$7,800	$0	$0	$0	$0
Financial Counseling	$0	$12,500	$0	$12,500	$12,500	$12,500
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$3,480,000	$0
	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
J. S. Blackwell
Severance	$0	$600,000	$0	$0	$0	$0
Accelerated Vesting of Longer-term Grants:
Performance Cash 2007-2008 Award Cycle	$0	$0	$0	$351,000	$351,000	$351,000
Performance Shares 2005-2006 Award Cycle	$0	$1,930,929	$0	$1,930,929	$1,930,929	$1,930,929
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$7,800	$0	$0	$0	$0
Financial Counseling	$0	$12,500	$0	$12,500	$12,500	$12,500
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$1,800,000	$0

	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
F. J. Loughrey
Severance	$0	$850,000	$0	$0	$0	$0
Accelerated Vesting of Longer-term Grants:
Performance Cash 2007-2008 Award Cycle	$0	$0	$0	$562,000	$562,000	$562,000
Performance Shares 2005-2006 Award Cycle	$0	$2,896,394	$0	$2,896,394	$2,896,394	$2,896,394
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$7,800	$0	$0	$0	$0
Financial Counseling	$0	$12,500	$0	$12,500	$12,500	$12,500
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$2,550,000	$0
	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
T. Linebarger
Severance	$0	$640,000	$0	$0	$0	$0
Accelerated Vesting of Longer-term Grants:
Performance Cash 2007-2008 Award Cycle	$0	$0	$0	$281,000	$281,000	$281,000
Performance Shares 2005-2006 Award Cycle	$0	$1,930,929	$0	$1,930,929	$1,930,929	$1,930,929
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$7,800	$0	$0	$0	$0
Financial Counseling	$0	$12,500	$0	$12,500	$12,500	$12,500
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$1,920,000	$0
	Voluntary Termination	Involuntary Not-for-Cause Termination	Termination for Cause	Retirement	Death	Disability
J. D. Kelly
Severance	$0	$540,000	$0	$0	$0	$0
Accelerated Vesting of Longer-term Grants:
Performance Cash 2007-2008 Award Cycle	$0	$0	$0	$253,000	$253,000	$253,000
Performance Shares 2005-2006 Award Cycle	$0	$1,737,327	$0	$1,737,327	$1,737,327	$1,737,327
Outplacement	$0	$12,000	$0	$0	$0	$0
Welfare Benefits	$0	$7,800	$0	$0	$0	$0
Financial Counseling	$0	$12,500	$0	$12,500	$12,500	$12,500
Life Insurance (Supplemental Life Insurance Program only)	$0	$0	$0	$0	$1,620,000	$0

Security Ownership of Management

        Set forth below is information as of March 24, 2008, regarding the beneficial ownership of Common Stock of the Company by the Chief Executive Officer, each of the other Named Executive Officers for 2007 and the directors and executive officers of the Company as a group. None of the shares beneficially owned are pledged as security and none of the directors and executive officers currently have the right to acquire additional beneficial ownership through the exercise of options.

	Amount and Nature of Beneficial Ownership		Percent of Class
T. M. Solso	642,863	(1)	*
F. J. Loughrey	392,922		*
T. Linebarger	205,663		*
J. S. Blackwell	118,116		*
J. D. Kelly	84,435		*
All directors and executive officers as a group, a total of 20 persons	2,276,441		1.12

*
Less than 1%

(1)
See footnote 3 to the director nominee listing on page 4.

Review, Approval or Ratification of Related-Party Transactions

        Cummins, with its subsidiaries and affiliates, is a global company with extensive operations in the U.S. and many foreign countries. It has thousands of employees with widespread authority to purchase goods and services. Because of these far-reaching activities, the Company encounters transactions and business arrangements with persons, businesses and other organizations in which one of its directors, executive officers or nominees for director, significant investors or their immediate families, may also be a director, executive officer, or have some other direct or indirect material interest. Such related-party transactions have the potential to create actual or perceived conflicts of interest.

        As a result, the Audit Committee of the Board of Directors has established and the Board has approved a written policy and procedures for review, approval or ratification of related-party transactions or proposed transactions where the amount involved in any fiscal year exceeds or will exceed $120,000. These require that in deciding whether to approve such a related-party transaction involving a director, director nominee, executive officer, significant investor or their immediate family members, the Audit Committee must consider, among other factors:

  •
  Information about the goods and services to be or being provided by or to the related party or the nature of the transactions;

  •
  The nature of the transactions and the costs to be incurred by the Company or payments to the Company.

  •
  An analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods and services that are available to the Company from unrelated parties.

  •
  The business advantage the Company would gain by engaging in the transaction; and

  •
  An analysis of the significance of the transaction to the Company and the related party.

        To receive Audit Committee approval a related party transaction must be on terms that are fair and reasonable to the Company, and which are as favorable to the Company as would be available from non-related entities in a comparable transaction. The policy requires that there be a business or corporate interest supporting the transaction and that the transaction meets the same Company standards that apply to comparable transactions with unaffiliated entities.

        Based on its review of responses to the director questionnaires submitted in connection with determining director independence, information provided by management, and other information otherwise known to the Company, it believes there were no transactions during fiscal year 2007 in which the Company was a party in which the amount involved exceeded or will exceed $120,000, and in which any director, director nominee, executive officer, holder of more than five percent of the Company's Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Therefore, no transactions were required to be reviewed, approved or ratified under the policy and procedures and disclosed in this proxy statement in accordance with rules of the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the Company. Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to the Company, written representations from reporting persons after inquiry, and forms filed by the Company on the reporting person's behalf, the Company believes that all filing requirements applicable to its executive officers and directors were complied with during 2007.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
(Item 10 on the Proxy Card)

        The Audit Committee of the Company's Board of Directors has voted to appoint PricewaterhouseCoopers LLP ("PwC") as the firm of independent public accountants to audit the accounts of the Company for the year 2008. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of the shareholders, the Board of Directors has decided, as in the past, to ask the Company's shareholders to ratify the appointment. A representative of PwC will be present at the Annual Meeting of Shareholders, will not have the opportunity to make a statement, but will be available to answer appropriate questions. A report of the Audit Committee of the Company's Board of Directors in connection with its independence, the independence of the auditors and certain other matters follows the Board's recommendation on this Item below.

        All services rendered to the Company by PwC are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee pursuant to the policy described below. Fees paid to PwC for services are disclosed in the table below under the categories listed therein.

        These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in PwC's core work, which is the audit of the Company's consolidated financial statements.

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by PwC for the audit of the Company's annual financial statements for the years ended December 31, 2007 and December 31, 2006, and fees billed for other services rendered by PwC during those periods.

        (dollar figures shown in millions)

	2007	2006
Audit fees:(1)	7.6	7.1
Audit related fees:	0	0
Tax fees:(2)	0.4	0.3
Subtotal	8.0	7.4
All other fees:(3)	.0	0.1
Total	8.0	7.5

(1)
Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)
Tax fees consisted principally for assistance with matters related to foreign tax compliance and planning, review of foreign tax returns and tax claims.

(3)
Other fees in 2006 and 2007 were incurred for seminars related to employee training, assistance with applications for various government grants and licensing fees for technical research tools.

Audit Committee Pre-Approval Policy

        The Sarbanes-Oxley Act of 2002 and rules of the Securities and Exchange Commission prohibit the Company's independent accountant from providing certain types of non-audit services to the Company. They also require that all audit, review or attest engagements required under the securities laws and permitted non-audit services provided to the Company by its independent accountant be pre-approved by the Audit Committee or one of its members to whom the Audit Committee has delegated authority.

        Under Company policy and procedures, when considering whether to approve non-audit services to be provided by the Company's independent accountant, the Audit Committee must consider whether the provision of the service would adversely affect the independence of the independent accountant. Specifically, the Audit Committee must consider whether the provision of the service would (i) place the accountant in the position of auditing his or her own work; (ii) result in the accountant acting as management or an employee of the company; or (iii) place the accountant in the position of being an advocate for the Company. Any proposed non-audit service that the Audit Committee determines would adversely affect the independence of the independent accountant shall not be approved.

        The Audit Committee is solely responsible for pre-approving all audit and non-audit services. The Audit Committee has delegated to its Chairman authority to pre-approve audit and permitted non-audit services to be provided by the Company's independent accountant, provided that such services are permissible under the policy and procedures and do not exceed $100,000 in the aggregate. Decisions of the Chairman must be reported to the full Audit Committee at its next scheduled meeting, and documented in a format required by the policy.

        The Board of Directors recommends that shareholders vote FOR this proposal to ratify the appointment of PwC. Appointment of PwC as auditors will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal.

Audit Committee Report

        The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company's accounting policies, internal control over financial reporting, financial reporting practices and legal and regulatory compliance. Each member of the Committee is independent as defined under the New York Stock Exchange listing standards. The Committee operates under a written charter that is adopted by the Board of Directors and reviewed by the Committee on a periodic basis. The Committee's current charter, as adopted by the Board of Directors on December 12, 2006, can be viewed on the Company's website.

        The Committee fulfills its responsibilities through periodic meetings with the Company's independent registered public accounting firm, internal auditors and management. During fiscal 2007, the Committee met seven (7) times. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee, or the Committee Chair as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, controller and the independent auditors, prior to public release. The Committee also met with the independent auditors to discuss the results of their reviews of the interim financial statements. The committee periodically meets in executive session.

        Throughout the year the Audit Committee monitors matters related to the independence of PricewaterhouseCoopers, the Company's independent registered public accounting firm. As part of its monitoring activities, the Committee obtained a letter from PwC containing a description of all relationships between PwC and the Company. After reviewing the letter and discussing it with management, the Committee discussed with PwC its overall relationship with the Company and any of those relationships described in the letter that could impact PwC's objectivity and independence. Based on its continued monitoring activities and year-end review, the Committee satisfied itself as to PwC's independence. PwC also has confirmed in its letter that, in its professional judgment, it is independent of the Company within the meaning of the Federal securities laws and within the requirements of Independence Standard Board (ISB) Standard No. 1, Independence Discussion with Audit Committees.

        The Committee reviewed with both the Company's independent and internal auditors their respective audit plans, audit scope, and identification of audit risks. Further, the Committee reviewed and discussed with management and the independent auditor the Company's audited financial statements and management's and the independent auditor's evaluations of the Company's internal control over financial reporting, as reported in the Company's 2007 Annual Report on Form 10-K. Management has the responsibility for the preparation and integrity of the Company's financial statements and its internal control over financial reporting and the independent auditor has the responsibility for the examinations thereof.

        The Committee discussed and reviewed with the independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." With and without management present, the Committee discussed and reviewed the results of the independent auditors' examination of the Company's financial statements and internal control over financial reporting, as well as management's report on internal control over financial reporting. The Committee also discussed the results of internal audit examinations.

        Based on the above-mentioned reviews and discussions with management, internal audit and the independent auditors, the Committee recommended to the Board of Directors that the Company's audited financial statements and management's report on internal control over financial reporting be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Committee also reappointed PwC as the Company's independent auditors for 2008.

Respectfully submitted,
ROBERT J. DARNALL, CHAIR
ALEXIS M. HERMAN
GEORGIA R. NELSON
CARL WARE
J. LAWRENCE WILSON

AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION
(Item 11 on the Proxy Card)

        On January 2, 2008, additional shares of Common Stock were distributed to shareholders of record as of December 21, 2007 pursuant to a two-for-one Common Stock split in the form of a stock dividend. As a result of this increase in the number of shares of Common Stock issued and outstanding and for other reasons, the Board of Directors has determined that it is desirable to increase the number of shares of Common Stock that will be authorized for issuance under the Company's Restated Articles of Incorporation. Accordingly, the Board has proposed to amend Section 4.1 of Article IV of the Restated Articles of Incorporation, as amended, the effect of which will be to increase the number authorized from 300,000,000 to 500,000,000. No other changes are proposed to be made to the Articles with respect to any other class of securities authorized for issuance under the Articles.

        Under Indiana law, shareholders must approve an amendment to the Company's Restated Articles of Incorporation. If the proposed amendment is approved, Section 4.1 of Article IV thereof will be amended to read in its entirety as follows:

  "The total number of shares which the Corporation has authority to issue shall be 502,000,000 shares, consisting of 500,000,000 shares of common stock ("Common Stock"), 1,000,000 shares of preference stock ("Preference Stock") and 1,000,000 shares of preferred stock ("Preferred Stock"). The shares of Common Stock have a par value of $2.50 per share. The shares of Preference and Preferred Stock do not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, each of the Corporation's shares of Preference Stock and Preferred Stock shall be deemed to have a par value of $1.00 per share."

        If approved, this amendment will become effective upon the filing with the Secretary of State of Indiana of Articles of Amendment of the Articles of Incorporation. The Company would make such a filing promptly after the Annual Meeting.

        The Board of Directors believes that the proposed increase in the number of shares of Common Stock authorized for issuance is in the best interests of the Company and its shareholders. An increase in the number of authorized shares will give the Board of Directors the authority to issue shares to implement future capital structure and other transactions which are, in the best judgment of the Board, advantageous to the Company and its shareholders, regaining the capacity and flexibility it had for such transactions prior to the two-for-one stock split. As of March 24, 2008, there were 203,215,953 shares of Common Stock outstanding and 18,321,572 shares issued and held by the Company as treasury shares, aggregating 221,537,525 shares issued. No shares of Preference or Preferred Stock are currently issued and outstanding.

        The Board of Directors recommends a vote FOR the proposal to amend the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock. This Item will be approved if the number of votes cast in favor of the Item exceeds the number of votes cast against the Item.

SHAREHOLDER PROPOSAL REGARDING ADOPTION
OF INTERNATIONAL LABOR ORGANIZATION STANDARDS
(Item 12 on the Proxy Card)

The following Shareholder Proposal has been submitted by Domini Social Investments, 536 Broadway, 7th Floor, New York, NY 10012-3915 ("Domini"), SEIU Master Trust, 11 Dupont Circle, N.W., Ste 900, Washington, D.C. 20036 ("SEIU"); and Harrington Investments, 1001 2nd Street, Suite 325, Napa, CA 94559 ("Harrington"), each of which is a beneficial owner of the requisite number of shares of Common Stock to make the proposal.

Text of Proposal

"WHEREAS: Cummins' reputation as a socially responsible company is a valuable asset to the Company. Cummins has been named to the "Best Corporate Citizen" list by CRO Magazine (formerly Business Ethics Magazine) for eight consecutive years.

  (1)
  A recent report by Lance Compa, Professor of International Labor Rights and Employment Law at Cornell University, "Every Abuse: Violations of International Labor Standards by Cummins," states: "In terms of workers' freedom of association and collective bargaining, Cummins is failing to live up to even minimal international human rights standards." The report, commissioned by the International Brotherhood of Teamsters, charges Cummins with using ownership restructurings to nullify and restructure collective bargaining agreements in more than 20 regional distribution and service locations over the past 15 years (www.teamster.org/divisions/industrialtrades/cummins_compareportjuly2007.pdf). Cummins denies the allegations made in Professor Compa's report.

  (2)
  In addition, Cummins has publicly stated its view that the alleged violations of labor rights outlined in the report should not be considered "human rights violations". These rights, however, are enshrined in the Universal Declaration of Human Rights (Articles 20 and 23).

  (3)
  According to Human Rights Watch, many American companies use anti-union tactics that are lawful in the United States, although in violation of international human rights norms ("Discounting Rights: Wal-Mart's Violation of U.S. Workers' Right to Freedom of Association," www.hrw.org/english/docs/2007/05/01/usdom15797.htm).

  (4)
  Cummins' current Code of Conduct and Supplier Code of Conduct, however, merely require adherence to local law, and therefore fail to sufficiently protect workers' fundamental rights to form and join unions of their choice, and to bargain collectively. These codes also fail to sufficiently protect worker representatives from discrimination.

  (5)
  We believe that adoption of this proposal would minimize the risks to shareholder value that could arise from unsatisfactory labor relations outcomes such as work stoppages, reputational harm, poor employee morale, high employee turnover, or high levels of internal or external conflict with workers, trade unions, or non-governmental organizations.

RESOLVED: Shareholders request the Board of Directors to:

  1.
  Amend our company's policies, standard purchase contracts and supplier code covering Cummins, its subsidiaries, joint ventures and suppliers, based on the ILO standards,

  2.
  Establish a credible monitoring process that assesses adherence to these standards and,

  3.
  Prepare an annual report, at reasonable cost, omitting proprietary information, on adherence to the amended code, the first such report to be completed by November 2008.

SUPPORTING STATEMENT

        Proponents recommend that the requested report be based on a means of assessment determined by the Board, subject to independent verification, and that it include a discussion of any deficiencies that could result in non-compliance with ILO Conventions 87, 98 and 135, described briefly below:

  1.
  All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98.) According to the ILO, these are workers' most fundamental rights.

  2.
  Worker representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135.)"

Position of the Board of Directors

        The Company recommends a NO vote on the proposal.

        The Company is committed to fair and equitable treatment of all employees and other stakeholders. This proposal is based on information that is not current and calls for control measures that already are in place, and are effective and transparent. We support the workplace human rights principles and standards advocated by the proponent, and our existing Codes of Conduct, policies and procedures effectively address these issues.

        We stand by our workers' rights record and believe our Code of Business Conduct already embodies the intent of the ILO standards being proposed by the proponent. For nearly 90 years, we have made it a priority to ensure that our employees have a safe and healthy work environment. Our Code of Business Conduct articulates this commitment and helps ensure that our standards are applied evenly and consistently throughout the Company. We conduct a regular review of our Code given the ever-changing nature of the Company and the workplace. Our Code was recently revised in January 2008, and outlines our commitment to ethical behavior and serves as a guide for the behavior of every one of our employees. It can be easily accessed by our workers on our intranet and by the public from the home page of our Web site, www.cummins.com.

        The Code of Business Conduct includes many provisions that specifically protect the rights of workers and are in alignment with ILO Conventions 87, 98 and 135. These include the following:

  •
  We respect employees' freedom of association and right to bargain collectively;

  •
  We will not retaliate against employees who raise concerns about the work environment or work conditions;

  •
  We provide a toll-free number and internet site for our employees to report any violations of the Code (such reports may be made anonymously at the employee's discretion); and

  •
  We forbid all discrimination and harassment, and ensure equal opportunity for employees throughout the Company.

        The proposal references a "report" written last year about workers at Cummins distributors. The International Brotherhood of Teamsters—which represents no Cummins Inc. employees and represents only about 300 of the approximately 8,000 workers of Cummins' North American distributors—paid Mr. Compa to write this report, which he completed without contacting Cummins to check the facts or obtain the Company's response.

        Cummins investigated the allegations in this report and found them to be without merit. The Company's investigation also confirmed that our distributors had not violated any laws or Company policies. Today there are no allegations of wrongdoing in the Cummins distribution network, employee-

ratified collective bargaining agreements are in effect at all union locations and no union or employee group anywhere in the world has echoed the allegations made in the Teamsters-funded "report."

        Nonetheless, we are taking additional steps to ensure that our joint venture entities and distributors treat their employees in a fair and equitable fashion. By the end of the year, we will have completed an audit of our joint venture partners, including our North American distributors, to ensure that they have either adopted our Code of Business Conduct or a have a substantially similar code in place that embodies the same principles.

        Since 2005, we have had a Supplier Code of Conduct in place that requires our suppliers to follow all local laws (including laws protecting freedom of association), refrain from using forced or child labor and provide a safe workplace where employees are treated with dignity and respect. We believe that adopting a Supplier Code of Conduct was a significant step towards protecting workers' rights because we can now reach beyond the limits of the Company and help protect workers' rights throughout the supply chain. We have introduced our Supplier Code to over 95% of our supply base and we will continue this rollout in 2008. We also are developing processes to confirm compliance with the Supplier Code and currently are updating the Supplier Code to better align it with the Company Code of Business Conduct. The Supplier Code can be found in the "Global Citizenship" section of Cummins web site.

        The Company Code of Business Conduct and Supplier Code of Conduct, while important statements of behavioral norms, are meaningless unless they are enforced appropriately and discussed openly. We believe that the Codes are only important if people know about them, so we have placed both Codes on our website to allow our employees and the public to easily access them. We annually publish a Sustainability Report that includes a discussion of the Codes and the steps we have taken to comply with them, and this year we have enhanced our discussion regarding the Codes and our training of employees to show how we thoughtfully address issues of concern. We have taken other steps to ensure that both Codes are followed:

  •
  We have a training program for all employees to ensure that they understand the Code, and the rights and responsibilities that come with it;

  •
  Upper-level employees must undergo an ethics certification process each year that monitors compliance with the Code of Conduct;

  •
  We established a global hotline and internet site that employees of the Company can use anonymously to report violations of the Code;

  •
  We have a certification process for our suppliers to ensure that they comply with the terms of the Supplier Code of Conduct;

  •
  We maintain and exercise the right to audit our suppliers if it becomes evident to us that there is a violation; and

  •
  The Board of Directors is apprised of the number and types of alleged violations of the Code received by the Company, which enables the Board to directly address any issues.

        Information about these processes can be found in our most current Sustainability Report, available online at the home page and the "Investors and Media" section of www.cummins.com.

        The proponents' proposal would be difficult, if not impossible, to implement and enforce and would likely be a drain on Company resources. The ILO standards were developed as international standards on which countries could establish workers' rights laws. They were never intended to be directly adopted by companies. We believe that the proposal is duplicative of the many steps that the Company has already taken to ensure that its employees' rights are protected, and adopting this proposal will impose unnecessary costs on the Company.

        We stand by our record in regards to workers' rights and believe we have adequately addressed the matters raised in the proposal. This proposal, while well-intentioned, is burdensome and unnecessary in light of our proven commitment to our employees and other stakeholders. The Board of Directors, therefore, recommends a vote AGAINST the proposal. The proposal will be adopted if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. An abstention will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the proposal.

OTHER BUSINESS

        The Board of Directors does not know of any business to be presented for action at the meeting other than that set forth in the Notice of Annual Meeting of Shareholders as reflected in Items 1 through 12 on the Proxy Card, and as referenced in this Proxy Statement. However, if other business properly comes before the Meeting, the members of the Proxy Committee will vote the returned proxies as the Board of Directors recommends.

OTHER INFORMATION
Shareholder Proposals

        Shareholders may submit proposals to be considered for shareholder action at the 2009 Annual Meeting of Shareholders and inclusion in the Company's Proxy Statement and proxy form if they do so in accordance with the appropriate regulations of the Securities and Exchange Commission. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy for the 2009 Annual Meeting of Shareholders, proposals must be received by the Secretary of the Company no later than December 4, 2008.

        If a shareholder desires to bring proper business before an annual meeting of shareholders which is not the subject of a proposal timely submitted for inclusion in the Company's Proxy Statement and form of proxy as described above, the shareholder must follow procedures outlined in the Company's By-Laws. Pursuant to the Company's By-Laws, a shareholder may propose business to be considered at the annual meeting, provided that the shareholder (a) is a shareholder of record at the time of giving notice to the Company of the proposal and is entitled to vote at the annual meeting where the proposal will be considered, and (b) complies with the notice procedures of Article I of the Company's By-Laws. That Article provides that the proposing shareholder must deliver written notice of the proposal to the Company's Secretary no later than 90 days preceding the first Tuesday of May of the meeting year, unless the Board of Directors establishes an earlier date than the first Tuesday of May for the annual meeting, in which case written notice of the proposal must be delivered not later than the close of business on the 10th day following the first public disclosure of the earlier date. The required notice must contain certain information, including information about the shareholder, as prescribed by the By-Laws.

Expenses of Solicitation

        The cost of this proxy solicitation will be borne by the Company. Morrow & Co., Inc., 470 West Avenue, Stamford, Connecticut 06902, has been retained to assist in the solicitation of proxies and will receive a fee not to exceed $8,000 plus expenses. Proxies may also be solicited by directors, officers and employees of the Company at no additional cost. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock and will be reimbursed for their reasonable expenses incurred in forwarding such materials.

April 3, 2008

NOMINEES FOR BOARD OF DIRECTORS

THEODORE M. SOLSO	Mr. Solso was elected Chairman of the Board and Chief Executive Officer of the Company in 2000 after serving as its President since 1995, Chief Operating Officer since 1994 and Executive Vice President—Operations from 1992 through 1994. From 1988 to 1992 he was Vice President and General Manager—Engine Business after serving in various other executive positions with the Company. Mr. Solso received a B.A. from DePauw University in 1969 and an M.B.A. degree from Harvard University in 1971. He is a Director of Ball Corp., Inc. and Ashland Inc. and is a member of the boards of The Cummins Foundation and Central Indiana Corporate Partnership. He is also a member of the Advisory Board of Trustees, DePauw University, a member of The Indiana Academy, a member of the Indiana Economic Development Commission, a member of the Business Roundtable and The Business Council.
F. JOSEPH LOUGHREY
Mr. Loughrey was elected President and Chief Operating Officer of the Company in 2005 after serving as Executive Vice President, President—Engine Business from 1999, and various other preceding executive positions with the Company. Mr. Loughrey received a B.S. in Economics and African Studies from the University of Notre Dame in 1971. He is a member of the Board of Directors of Tower Automotive, Inc. and of Sauer-Danfoss, Inc., and is a member of the boards of directors of The Cummins Foundation, the Columbus Learning Center Management Corporation and the National Association of Manufacturers (NAM). He is serving as Chairman of the Board of Trustees of the Manufacturing Institute in Washington DC. He is also a member of the Senior Advisory Board of the Tauber Manufacturing Institute at the University of Michigan, and the Advisory Council of the College of Arts and Letters at the University of Notre Dame as well as an International Senior Member of AIESEC-International (Rotterdam, The Netherlands).
ROBERT J. DARNALL
Mr. Darnall is the retired Chairman and Chief Executive Officer of Inland Steel Industries. Inland was the parent company for Inland Steel Company and Ryerson Tull, Inc. Concluding his 36-year Inland career in late 1998, Mr. Darnall joined Ispat International N.V. as head of North American operations until early 2000. Ispat had acquired Inland Steel Company in July 1998. He served as Chairman of Prime Advantage Corporation for nearly two years until January 2002. He graduated from DePauw University in 1960 with a B.A. in Mathematics. He also earned a B.S. degree in Civil Engineering from Columbia University in 1962, after which he joined Inland. In 1973 he earned an M.B.A. from the University of Chicago. Mr. Darnall is a member of the Board of Directors of HSBC North America Holding Inc., Pactiv Corporation, Sunoco, Inc., and United States Steel Corporation. He is past Chairman of the Board of the American Iron and Steel Institute and the Federal Reserve Bank of Chicago. He also serves on the Board of Trustees of the Museum of Science and Industry, and Rush University Medical Center. He is past chairman and a current director of both the Glenwood School and Junior Achievement of Chicago.

ROBERT K. HERDMAN
Mr. Herdman is a Managing Director of Kalorama Partners LLC, a Washington, D.C. consulting firm. He is a member of the Board of Directors and chairs the Audit Committee of HSBC Finance Corporation (Formerly Household International, Inc.) and of HSBC North America Holdings, Inc. He was the Chief Accountant of the U.S. Securities and Exchange Commission from October 2001 to November 2002 prior to joining Kalorama. Prior to joining the SEC, he was Ernst & Young's Vice Chairman of Professional Practice for its Assurance and Advisory Business Services (AABS) practice in the Americas and the Global Director of AABS Professional Practice for Ernst & Young International. Mr. Herdman is a graduate of DePaul University.
ALEXIS M. HERMAN
Ms. Herman is Chairman and Chief Executive Officer of New Ventures. She received a B.A. from Xavier University of Louisiana and currently serves on the University's Board of Trustees. Additionally, Ms. Herman is the Chair of Toyota's Diversity Advisory Board, and Chair of Sodexho, Inc.'s Business Advisory Board. She is also a member of the Board of Directors of The Coca-Cola Company, MGM/Mirage Inc., and Entergy Corporation. Her non-profit board affiliations include Trustee of the National Urban League and George Meany National Labor College. In addition, Ms. Herman is Co-Chair of the Bush-Clinton Katrina Fund. From 1977 to 1981, Ms. Herman served in the Carter Administration as Director of the Women's Bureau. From 1992 to 1997, she served as Director of Public Liaison for the White House. From 1997 to 2001, Ms. Herman served as the U.S. Secretary of Labor.
WILLIAM I. MILLER
Mr. Miller is Chairman and CEO of Irwin Financial Corporation. Mr. Miller received a B.A. from Yale University in 1978 and an M.B.A. degree from Stanford University in 1981. He was President of Irwin Management Company, a family investment management company, from 1984 to 1990. Since September, 1990, he has been Chairman of Irwin Financial Corporation, a publicly traded diversified financial services company, of which he has been a Director since 1985. Mr. Miller continues to serve as Chairman of the Board and a Director of Irwin Management Company and as Chairman of the Board of Tipton Lakes Company (a real estate development firm). Mr. Miller is a Director or Trustee and the Independent Chair of the New Perspective Fund, Inc., the New World Fund, Inc. and EuroPacific Growth Fund (all three are mutual funds). Mr. Miller also is a Trustee of Yale University, New Haven, CT, and The John D. and Catherine T. MacArthur Foundation, Chicago, IL.

GEORGIA R. NELSON
Ms. Nelson is President and CEO of PTI Resources, LLC, after retiring from Edison International companies in 2005, where she had been President of Midwest Generation EME, LLC since 1999 and General Manager of Edison Mission Energy Americas since 2002. Ms. Nelson holds an MBA from the University of Southern California and a B.S. from Pepperdine University. She serves as a Director of Ball Corp., Inc., and Nicor Inc. She is Chairman of the National Coal Council, and a Trustee of the Peggy Notebaert Nature Museum.
CARL WARE
Mr. Ware retired from The Coca-Cola Company in 2003 as Executive Vice President, Public Affairs and Administration following a 28 year career holding positions of increasing responsibility. From 1993 to 2000, Mr. Ware served as President and Chief Operating Officer of Coke's Africa Group. Prior to joining The Coca-Cola Company, he was Director of Housing for the Urban League of Pittsburgh. From 1970 to 1973, he served the Atlanta Housing Authority as Director of Family and Community Services and Deputy Director of Urban Redevelopment. In 1973, he was elected to the Atlanta City Council and served as its President from 1976 to 1979. Mr. Ware holds a bachelor's degree from Clark College (Clark Atlanta University) and a master's degree in Public Administration from the University of Pittsburgh. He serves as a Director of ChevronTexaco, Coca-Cola Bottler's Consolidated, PGA Tour Golf Course Properties, and the Atlanta Falcons.
J. LAWRENCE WILSON
Mr. Wilson is the retired Chairman and Chief Executive Officer of Rohm and Haas Company. Mr. Wilson received a bachelor's degree in mechanical engineering from Vanderbilt University in 1958 and an M.B.A. from Harvard University in 1963. He served as an officer in the U.S. Navy from 1958 to 1961. Mr. Wilson joined Rohm and Haas Company in 1965 as an operations research analyst. He held positions as President of a medical products subsidiary, Director of the European region, Treasurer and Chief Financial Officer, Business Director for the Industrial Chemicals Group, Group Vice President in charge of Administration and Finance and Vice Chairman. Mr. Wilson was a Director of Rohm and Haas Company from 1977 to 1999 and served as Chairman and Chief Executive Officer from 1988 to 1999. Mr. Wilson is a member of the board of Vanderbilt University, The Vanguard Group, and AmerisourceBergen Corporation. He is past Chairman of the Board of the Philadelphia Academies, Inc. and The Chemical Manufacturers Association.

CUMMINS ANNUAL SHAREHOLDER MEETING
May 13, 2008—11:00 A.M. (Eastern Daylight Savings Time)

COLUMBUS ENGINE PLANT
500 CENTRAL AVENUE

Taylorsville
Interchange
LOCATION OF
ANNUAL MEETING
U.S. 31
COLUMBUS
Indianapolis 38 Mi.
U.S. 11
Washington St.
25th.
Central Ave.
Taylor Rd.
Route 46
Greenburg 28 Mi.
11th.
10th.
Interstate
I-65
7th.
Marr Road
Route 46
3rd.
2nd.
McKinley
Indiana Ave.
U.S. 31
N
Gladstone
Seymour 17 Mi.
Louisville 64 Mi.
U.S. 11
Route 7
N. Vernon 17 Mi.

Partners with our environment.

Printed on recycled paper with soy-based ink.

CUMMINS INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 13, 2008

11:00 a.m. Eastern Daylight Savings Time

COLUMBUS ENGINE PLANT

500 Central Avenue

Columbus, Indiana

If you consented to access your proxy information electronically, you may view it by going to the Cummins Inc. website. You can get there by typing in the following address: www.ematerials.com/cmi

If you would like to access the proxy materials electronically next year, go to the following Consent site address: www.ematerial.com/cmi

Cummins Inc. 500 Jackson Street, Columbus, IN 47201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2008.

If no choice is specified, the proxy will be voted “FOR” Items 1 through 11 and “AGAINST” Item 12.

By signing the proxy, you revoke all prior proxies and appoint Robert J. Darnall and William I. Miller, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

This card also constitutes voting instructions to the trustees or administrators, as applicable, of the Cummins Inc. and Affiliates Retirement and Savings Plans to vote shares attributable to accounts the undersigned may hold under such plans as indicated on the reverse of this card. If no voting instructions are provided, shares held in these accounts will be voted in the same manner and proportion as shares with respect to which valid voting instructions were received.

See reverse for voting instructions.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY #

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK  EASY  IMMEDIATE

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 12, 2008. For shares held in the Cummins Inc. and Affiliates Retirement and Savings Plans, the deadline is 12:00 p.m. (noon) (CT) on May 11, 2008.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/cmi — QUICK  EASY  IMMEDIATE

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) (CT) on May 12, 2008. For shares held in the Cummins Inc. and Affiliates Retirement and Savings Plans, the deadline is 12:00 p.m. (noon) (CT) on May 11, 2008.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Cummins Inc., c/o Shareowner ServicesY, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1 through 11 and AGAINST Item 12.

Election of directors:
			FOR		AGAINST		ABSTAIN

1.	Robert J. Darnall		☐		☐		☐

2.	Robert K. Herdman		☐		☐		☐

3.	Alexis M. Herman		☐		☐		☐

4.	F. Joseph Loughrey		☐		☐		☐

Please fold here

			FOR		AGAINST		ABSTAIN

5.	William I. Miller		☐		☐		☐

6.	Georgia R. Nelson		☐		☐		☐

7.	Theodore M. Solso		☐		☐		☐

8.	Carl Ware		☐		☐		☐

9.	J. Lawrence Wilson		☐		☐		☐

10.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as	☐	FOR	☐	AGAINST	☐	ABSTAIN
auditors for the year 2008.

11.	Proposal to amend Restated Articles of Incorporation to increase	☐	FOR	☐	AGAINST	☐	ABSTAIN
authorized shares.

12.	Proposal to adopt International Labor Organization standards.	☐	FOR	☐	AGAINST	☐	ABSTAIN

13.

To transact any other business that may properly come before the meeting or any adjournment thereof, other than with respect to shares held in the Cummins Inc. and Affiliates Retirement and Savings Plans.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 11 AND AGAINST ITEM 12.

Address Change? Mark Box ☐	Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

CUMMINS INC. 500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2008: the Annual Report and Proxy Statement are available at www.ematerials.com/cmi
CUMMINS INC. 500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005 PROXY STATEMENT
PRINCIPAL SECURITY OWNERSHIP
ELECTION OF DIRECTORS (Items 1 through 9 on the Proxy Card)
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
Compensation Committee Report
Summary Compensation Table and Supplemental Tables
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NON-QUALIFIED DEFERRED COMPENSATION
Payments Upon a Qualified Termination Following a Change in Control of the Corporation
Potential Payments upon Termination of Employment Other than Following a Change in Control
Security Ownership of Management
Review, Approval or Ratification of Related-Party Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS (Item 10 on the Proxy Card)
Audit Committee Report
AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION (Item 11 on the Proxy Card)
SHAREHOLDER PROPOSAL REGARDING ADOPTION OF INTERNATIONAL LABOR ORGANIZATION STANDARDS (Item 12 on the Proxy Card)
Text of Proposal
Position of the Board of Directors
OTHER BUSINESS
OTHER INFORMATION Shareholder Proposals
Expenses of Solicitation
NOMINEES FOR BOARD OF DIRECTORS